UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Harley-Davidson, Inc.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

March 21, 2005

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of our Company, I cordially invite you to attend the 2005 Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held at 10:30 a.m., Central Time, on Saturday, April 30, 2005, at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the 2005 Annual Meeting of Shareholders. During the 2005 Annual Meeting of Shareholders, there will also be brief reports on the operations of the Company. Once the business of the 2005 Annual Meeting of Shareholders has been concluded, Shareholders will be given the opportunity to ask questions.

We sincerely hope you will be able to attend our 2005 Annual Meeting of Shareholders. However, whether or not you are personally present, it is important that your shares be represented.

We are pleased to once again offer multiple options for voting your shares. As detailed in the section called, “Questions and Answers About the Meeting—How Do I Vote?” of the Notice of Annual Meeting and Proxy Statement, you may vote your shares by telephone, via the Internet, by mail or by written ballot at the 2005 Annual Meeting of Shareholders.

Thank you for your continued support of Harley-Davidson, Inc.

Sincerely yours,

Jeffrey L. Bleustein

Chairman of the Board and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 30, 2005

The 2005 Annual Meeting of Shareholders of Harley-Davidson, Inc. (the “Company”) will be held at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin on Saturday, April 30, 2005 at 10:30 a.m., Central Time, for the following purposes:

1. To elect three directors to the Board of Directors of the Company (the “Board”), each to serve a three-year term that expires at the Company’s 2008 annual meeting of shareholders;

2. To approve the adoption of the Harley-Davidson, Inc. Employee Short Term Incentive Plan;

3. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors of the annual financial statements of the Company for the fiscal year ending December 31, 2005; and

4. To take action upon any other business as may properly come before the 2005 Annual Meeting of Shareholders and any adjournments or postponements of that meeting.

The Board recommends a vote FOR items 1 through 3. The Board or proxy holders will use their discretion on other matters that may arise at the 2005 Annual Meeting of Shareholders.

The Board has fixed the close of business on March 9, 2005 as the record date for determining Shareholders entitled to notice of and to vote at the 2005 Annual Meeting of Shareholders and any adjournments or postponements of that meeting.

By Order of the Board of Directors,

Harley-Davidson, Inc.

Gail A. Lione

Secretary

Milwaukee,	Wisconsin
March	21, 2005

We urge you to submit your proxy as soon as possible. You can submit your proxy by marking your votes on the enclosed proxy card and signing, dating and mailing it in the enclosed postage-paid envelope. If you own shares registered directly with the Company’s transfer agent, Computershare Investor Services LLC, or you own shares in the Company’s Dividend Reinvestment Plan, then you can submit your proxy for those shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. Street name holders may also vote by telephone or the Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions with the Proxy Statement. Street name holders who wish to vote at the meeting will not be permitted to vote in person at the meeting unless they first obtain a proxy issued in their name from their broker, bank or other nominee.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

March 21, 2005

PROXY STATEMENT

The proxy accompanying this Proxy Statement is solicited by the Board of Directors (the “Board”) of Harley-Davidson, Inc. (the “Company”) for use at the 2005 Annual Meeting of Shareholders of the Company to be held on April 30, 2005 and at any adjournment or postponement of that meeting (the “Annual Meeting”). This Proxy Statement and the accompanying proxy were first sent to Shareholders (as defined below) on or about March 21, 2005.

As used in this Proxy Statement, “Motor Company” refers collectively to the Company’s principal subsidiaries, Harley-Davidson Motor Company Operations, Inc., Harley-Davidson Motor Company Group, Inc. and Harley-Davidson Motor Company, Inc., which collectively do business as “Harley-Davidson Motor Company,” and “HDFS” refers to Harley-Davidson Financial Services, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What Is the Purpose of the Annual Meeting?

A:	At the Annual Meeting, Shareholders will act upon matters described in the notice of meeting contained in this Notice of Annual Meeting and Proxy Statement (“Proxy Statement”), including the election of directors, the approval of the Harley-Davidson, Inc. Employee Short Term Incentive Plan (“Employee STIP”) and the ratification of the Board’s Audit Committee’s (“Audit Committee”) determination regarding the Company’s independent registered public accounting firm. In addition, members of management will report on the Company’s 2004 performance and, once the business of the Annual Meeting is concluded, respond to questions raised by Shareholders as time permits.

Q:	Who Is Entitled to Vote?

A:	Only holders of the 292,093,943 shares of the Company’s $.01 par value Common Stock (“Common Stock”) outstanding as of the close of business on March 9, 2005 (the “Record Date”) will be entitled to vote at the Annual Meeting (“Shareholders”). Each Shareholder is entitled to one vote for each share of Common Stock that he or she held on the Record Date.

Q:	Who Can Attend the Annual Meeting?

A:	All Shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a Shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting.

Q:	What Constitutes a Quorum?

A:	A majority of the 292,093,943 shares of the Common Stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will be counted toward the quorum. Shares represented by proxy cards either marked “ABSTAIN” or returned without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where banks, brokers or other nominees who hold shares on behalf of others have returned a proxy but cannot vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker nonvotes”), those shares will be counted as present for quorum purposes. Broker nonvotes will not be counted as votes for or against any proposal.

Q:	What Is the Effect of Not Voting?

A:	The consequences of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected so long as, in the case of proposal 2, the approval of the Employee STIP, shareholders holding a majority of the outstanding shares of Common Stock cast votes on the proposal.

If you own shares in street name and do not vote, your broker, bank or other nominee may represent your shares at the meeting for purposes of obtaining a quorum. If you do not give voting instructions for your shares, your broker, bank or other nominee may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker, bank or other nominee may vote your shares in its discretion on routine matters such as proposal 1, the election of directors, and proposal 3, the ratification of the Company’s independent registered public accounting firm. However, proposal 2, the approval of the Employee STIP, is a non-routine matter, and your broker, bank or other nominee may not vote your shares on proposal 2 unless you give voting instructions. Broker nonvote shares are counted toward the quorum requirement, but they do not affect the determination of whether the Employee STIP is approved or rejected so long as Shareholders holding a majority of the outstanding shares of Common Stock cast votes on the proposal.

Q:	How Do I Vote?

A:

If you own shares registered directly with the Company’s transfer agent, Computershare Investor Services LLC, or if you own shares through the Company’s Dividend Reinvestment Plan, on the close of business on the Record Date, you can appoint a proxy by telephone by calling toll-free (within the United States or Canada) (866) 668-0871, by using the Internet at http://www.computershare.com/us/proxy or by mailing your signed proxy card in the enclosed envelope. If you own shares in street name, you may vote by telephone or the Internet if your bank, broker or other nominee makes those methods available, in which case your bank, broker or other nominee will enclose instructions with your Proxy Statement. The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been properly recorded. If you vote via the Internet, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	Can I Change My Vote After I Return My Proxy Card?

A:	Yes. You can change your vote at any time before the proxy is exercised by submitting a new proxy or by providing written notice to the Secretary of the Company and voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy. Unless so revoked, the shares represented by your proxy received by the Board will be voted at the Annual Meeting. If you specify a choice by means of the proxy, then your shares will be voted in accordance with such specifications. If you do not specify a choice, then your shares will be voted in accordance with the recommendations of the Board.

Q:	Is My Vote Confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.

Q:	What Am I Voting On?

A:	You are voting on three proposals:

Proposal 1: Election of Directors

Election of three directors for a term of three years, with the following as the Board’s nominees:

a.	George H. Conrades;

b.	Sara L. Levinson; and

c.	George L. Miles, Jr.;

Proposal 2: Approval of the Harley-Davidson, Inc. Employee Short Term Incentive Plan; and

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm

Q:	What Are the Board’s Recommendations?

A:	The Board recommends a vote:

•	for election of the nominated slate of directors (see Proposal 1);
•	for approval of the Employee STIP (see Proposal 2); and
•	for ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors of the annual financial statements of the Company for the fiscal year ending December 31, 2005 (see Proposal 3).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Q:	Why Are We Voting On A Benefit Plan?

A:	Historically the Company has paid almost all of its employees’ bonus compensation under several short term incentive plans. The Company has submitted only one of these short term incentive plans to shareholders for approval—the Harley-Davidson, Inc. Corporate Short Term Incentive Plan (“Corporate STIP”). Shareholders voted to approve the Corporate STIP in 1994, 1999 and most recently in 2004. Although the Company is not required to submit any of these plans to shareholders, the Board has approved an omnibus short term incentive plan for all employees called the “Employee Short Term Incentive Plan,” and has directed management to submit the Employee STIP to Shareholders for their approval. The Company believes that approval of the Employee STIP benefits the Company in several ways. First, the Employee STIP assists the Company in rewarding employees for shareholder value creation and in aligning the interests of shareholders and employees. Second, the Employee STIP will aid in attracting and retaining valued employees by providing employees with an added incentive to continue their association with the Company. Third, Shareholder approval of the Employee STIP is a requirement if the Company is to retain tax deductions associated with the payment of compensation under the Employee STIP to certain employees (see the “Human Resources Committee Report on Executive Compensation”).

Q:	What Vote Is Required to Approve Each Proposal?

A:	The three director nominees receiving the greatest number of votes will be elected. Provided a quorum is present, the approval of the Employee STIP and the ratification of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2005 require an affirmative vote of the majority of votes cast by Shareholders. In addition, as to approval of the Employee STIP, Shareholders holding a majority of the outstanding shares of Common Stock must cast votes on the proposal.

Q:	Are there Any Other Items That Are To Be Discussed During the Annual Meeting?

A:

No. The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. In addition, the deadline has passed for Shareholders to submit proposals for presentation at the Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended and the requirements set forth in the Restated Articles of Incorporation of the Company (“Articles of Incorporation”). If other matters are properly brought before the

Annual Meeting with the assent of the Board, the Board or proxy holders will use their discretion on these matters as they may arise.

Q:	Who Will Count the Vote?

A:	Computershare Investors Services LLC will count the vote. Its representative will serve as the inspector of the election.

Q:	Who Pays to Prepare, Mail and Solicit the Proxies?

A:	The cost of soliciting proxies will be borne by the Company, except for some costs which may be associated with individual Shareholder use of the telephone and Internet. Proxies may be solicited by personal meeting, telephone, Internet, telegraph and facsimile machine, as well as by use of the mails. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration for such solicitation. The Company has retained D. F. King & Co., Inc. to aid in the solicitation at an estimated cost to the Company of approximately $6,000 plus out-of-pocket expenses.

Q:	How Can I Obtain Electronic Access to Shareholder Materials, Instead of Receiving Mailed Copies?

A:	We are pleased to offer you the option to view shareholder communications (for example, annual reports and proxy statements) over the Internet, instead of receiving those documents in print. By consenting to view communications over the Internet, you will help us reduce our printing and mailing costs, which can be substantial. Participation is completely voluntary, but now is a good time to do so. If you give your consent, then we will notify you by U.S. Mail when shareholder materials are available over the Internet and provide you with a listing of the website locations where you can access such materials. Once you give your consent, it will remain in effect until you inform us otherwise. Even if you give your consent, you maintain the right to request paper copies of these documents at any time by contacting the Company’s Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

To give your consent, check the box labeled “I Consent” in the section labeled “Consent for Future Delivery of Proxy Material Online” on your proxy card. If you hold your shares through a bank, broker or other nominee, please refer to the information that entity provides to you for instructions on how to elect this option. If you have previously consented to receive shareholder communications electronically, then you do not need to provide additional consent at this time.

We encourage you to consider agreeing to view your shareholder communications electronically.

QUESTIONS AND ANSWERS ABOUT THE COMPANY

Q:	How is the Company’s Management Structured?

A:	The Company operates in two business segments: the Motorcycles and Related Products segment and the Financial Services segment. The Motorcycles and Related Products segment includes the Motor Company and the group of companies doing business as Buell Motorcycle Company. The Financial Services segment includes HDFS.

The Motor Company is managed by three functional groups, or “circles”—the Produce Products Group, Create Demand Circle and Provide Support Circle. The Create Demand Circle is charged with creating demand through new product ideas and marketing concepts, the Produce Products Group with delivery of products and the Provide Support Circle with providing the necessary services to support those activities. The circle structure encourages a highly collaborative culture.

All of the leaders of the Motor Company functional areas, and the chief operating officers of HDFS and Buell and the chief technical officer of Buell, make up the Functional Leadership Group (“FLG”) and participate in the circle that is most appropriate for their functional area. For example, the Vice President of Marketing sits on the Create Demand Circle; the Vice President of Engineering sits on the Produce Products Group; and the Vice President and Chief Financial Officer sits on the Provide Support Circle. All three circles overlap to create the Leadership and Strategy Council (“LSC”) (please see the diagram below). The LSC functions similarly to an executive committee and consists of members who are elected by other FLG members to serve, as well as the Chief Operating Officers of the Motor Company, Buell Motorcycle Company and HDFS and certain Company officers.

The members of the LSC are challenged with the responsibility of making decisions on business issues that impact the entire Company, developing high-level policies and advising the Chief Executive Officer. For purposes of the Securities and Exchange Commission (“SEC”), the LSC members are deemed the Company’s executive officers who, among other things, are required to disclose their holdings of and transactions in Common Stock on forms prescribed by the SEC.

Q:	Who are the Company’s current executive officers for SEC purposes?

A:	As of March 9, 2005, the Company’s executive officers for SEC purposes are as follows:

Name and Title	Age
Joanne M. Bischmann, Vice President Marketing of the Motor Company	43
Ms. Bischmann has been employed by the Motor Company for approximately 15 years.

Jeffrey L. Bleustein, Chairman and Chief Executive Officer of the Company	65
Mr. Bleustein has been employed by the Company and/or the Motor Company for approximately 34 years.

James M. Brostowitz, Vice President and Treasurer of the Company	53
Mr. Brostowitz has been employed by the Company and/or the Motor Company for approximately 17 years.

Karl M. Eberle, Vice President and General Manager, Kansas City Vehicle and Powertrain Operations of the Motor Company	56
Mr. Eberle has been employed by the Motor Company for approximately 15 years.

Jon R. Flickinger, Vice President of the Motor Company and President and Chief Operating Officer of Buell Motorcycle Company	47
Mr. Flickinger has been employed by the Motor Company for approximately 10 years.

Ronald M. Hutchinson, Vice President, Parts and Accessories of the Motor Company	58
Mr. Hutchinson has been employed by the Motor Company for approximately 30 years.

Gail A. Lione, Vice President, General Counsel and Secretary of the Company and Chief Compliance Officer of the Company	55
Ms. Lione has been employed by the Company for approximately eight years.

James A. McCaslin, President and Chief Operating Officer of the Motor Company	56
Mr. McCaslin has been employed by the Motor Company for approximately 13 years.

W. Kenneth Sutton, Jr., Vice President, Engineering of the Motor Company	56
Mr. Sutton has been employed by the Motor Company for approximately 12 years.

Donna F. Zarcone, President and Chief Operating Officer of HDFS	47
Ms. Zarcone has been employed by HDFS for approximately 11 years.

James L. Ziemer, Vice President, Chief Financial Officer and Director of the Company	55
Mr. Ziemer has been employed by the Company and/or the Motor Company for approximately 33 years.

Q:	Does the Company have a Chief Compliance Officer?

A:	Yes. On August 3, 2004, the Board appointed Gail A. Lione, Vice President, General Counsel and Secretary of the Company, as the Company’s Chief Compliance Officer. Appointing Ms. Lione as Chief Compliance Officer was part of the Board’s commitment to compliance at the highest levels and its desire to promote compliance, education and reporting within the Company. This action formalized continuing efforts by the Company to promote an effective compliance program. Among other things, this compliance program has included quarterly reports by the FLG and other senior management to the Motor Company’s Legal Department regarding compliance matters and training of and by business owners, particularly in more regulated areas of the Company. In addition, Ms. Lione makes regular reports to the Audit Committee on legal and compliance matters.

Q:	Does the Company have a Disclosure Review Committee?

A:	Yes. The Company has a Disclosure Review Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Disclosure Review Committee Guidelines provide, among other things, that the Disclosure Review Committee: (1) have access to all Company books, records, facilities and personnel, as well as the Company’s independent registered public accounting firm and outside counsel; (2) design, establish and maintain disclosure controls and procedures for the SEC reporting process and modify them from time to time, as appropriate; (3) create and review all financial press releases; (4) create and review all filings with the SEC; (5) suggest appropriate disclosures or opine on disclosure issues; (6) evaluate changes in SEC and New York Stock Exchange, Inc. (“NYSE”) disclosure rules and make recommendations regarding their impact to the Company; (7) receive and review regular updates from the Company’s management, internal auditors and independent accountants; (8) discuss material items with employees in the internal audit function, independent registered public accounting firm and the Company’s management to ensure appropriate disclosure; (9) arrange for necessary training to ensure effective implementation of the disclosure controls and procedures; (10) perform an annual review of the performance of the Disclosure Review Committee and its members; (11) maintain written records necessary to evidence procedures followed in connection with the preparation and approval of any disclosure documents; (12) annually review and reassess the adequacy of the Disclosure Review Committee Guidelines; and (13) undertake any other responsibilities delegated to it from time to time by any senior officer of the Company to assist that senior officer in fulfilling his or her responsibility for oversight of compliance with the disclosure controls and procedures. The Company formally established the Disclosure Review Committee in October 2002.

Q:	Does the Company have an Internal Audit Department?

A:	Yes. The Company has an internal audit function. The head of the internal audit function reports directly to both the Audit Committee and the Company’s Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is ultimately accountable to the Board and the Audit Committee and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit Committee Report.”

Q:	Where Can I Find Corporate Governance Materials for the Company?

A:	The Corporate Governance Policy, the Conflict Process for Directors and Executive Officers, the Code of Business Conduct (the “Code of Conduct”), the Financial Code of Ethics (the “Financial Code”) and the Charters for the Audit Committee, Nominating and Corporate Governance Committee of the Board (“Nominating Committee”) and Human Resources Committee of the Board (“Human Resources Committee”) are published on the Corporate Governance page of the Company’s website at http://www.harley-davidson.com. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this proxy statement.

On January 20, 2003, the Board approved a revised Code of Conduct that applies to all Company employees and directors. The Code of Conduct is intended to promote honest and ethical conduct and to provide guidance for the appropriate handling of various business situations. The Code of Conduct has been delivered to all employees worldwide and is also available on the Corporate Governance page of the Company’s website in seven languages. Employees may anonymously report possible violations of the Code of Conduct via toll-free telephone numbers or in writing to the General Counsel of the Company at the following address in care of the Secretary of the Company: Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. For more information on the Code of Conduct, please see the “Nominating and Corporate Governance Committee Report.” The Company also has the Financial Code. Reports of possible violations of the Financial Code may be made directly to the Chairperson of the Audit Committee, in care of the Secretary of the Company at the above address.

Q:	How May I Contact the Members of the Board?

A:	All current members of the Board are listed on the Corporate Governance page of the Company’s website. Shareholders and other parties interested in communicating with the presiding director (the director who presides at executive sessions of the Board) or with any non-management director may do so by writing to that director in care of the Secretary of Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653.

Shareholders may recommend candidates for consideration by the Nominating Committee by writing to the Chairperson of the Nominating Committee in care of the Secretary of the Company at the above address. For consideration in connection with the 2006 annual meeting of shareholders, such recommendations must be received by the Company on or before November 21, 2005.

PROPOSALS TO BE VOTED ON

PROPOSAL 1

ELECTION OF DIRECTORS

The Articles of Incorporation provide for a Board of not less than six nor more than 15 members, as determined from time to time by the affirmative vote of a majority of the directors then in office. The Board is divided into three classes, with one class of directors elected each year for a term of three years subject to the mandatory retirement provisions in the Company’s by-laws. The retirement provisions are contained in Section 2.07 of the Company’s by-laws, which provide that a director automatically ceases to be a director of the Company upon the earlier to occur of the annual meeting following the director’s 70th birthday or the director’s serving 15 years on the Board, except that the current Board may (without such director present if the Board so chooses) elect to exempt a director from these provisions.

The Board currently consists of ten members: three with terms that expire at the Annual Meeting (Class II Directors), four with terms that expire at the 2006 annual meeting of shareholders (Class III Directors) and three with terms that expire at the 2007 annual meeting of shareholders (Class I Directors). On November 18, 2004, the Board increased its size from eight persons to nine persons and voted to elect Judson C. Green as a new director to fill the resulting vacancy. Mr. Green is serving as a Class I Director with a term expiring at the Company’s 2007 annual meeting of shareholders. On December 9, 2004, the Board elected Mr. Green to the Nominating Committee and the Audit Committee. Further, on December 9, 2004, the Company announced that Jeffrey L. Bleustein will retire as Chief Executive Officer of the Company effective April 30, 2005 and that James L. Ziemer will succeed Mr. Bleustein as the Company’s Chief Executive Officer effective April 30, 2005. Mr. Bleustein will remain as a member of the Board and continue to serve as its Chairman. Effective December 9, 2004, the Board increased the size of the Board from nine persons to ten persons and elected Mr. Ziemer as a new director to fill the resulting vacancy. Mr. Ziemer is serving as a Class III director, with a term expiring at the Company’s 2006 annual meeting of shareholders. Mr. Ziemer will not serve on any committees of the Board.

The three nominees for director set forth below, all of whom are currently Class II Directors, are proposed to be elected at the Annual Meeting to serve until the 2008 annual meeting of shareholders. The remaining seven directors will continue to serve as members of the Board for terms as set forth below. The nominees have advised the Company that they will serve if elected. Directors are elected by a plurality of the votes cast, assuming a quorum is present at the Annual Meeting. Thus, any shares not voted, whether due to abstentions or broker nonvotes (if any), will not have an impact on the election of directors. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement). Proxies solicited by the Board will be voted “FOR” the following nominees unless a Shareholder specifies otherwise. Should any such nominee become unable to serve, proxies may be voted for another person designated by the Board.

The names, ages as of the Record Date, and principal occupations for at least the past five years of each of the directors and nominees and the names of any other public companies of which each is presently serving as a director are set forth below:

THE BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING NOMINEES.

Nominees for Class II Directors—Terms Expiring at 2008 Annual Meeting of Shareholders

GEORGE H. CONRADES, 66, has been a director of the Company since 2002.

Mr. Conrades is Chairman and Chief Executive Officer of Akamai Technologies, Inc., a provider of secure, outsourced e-business infrastructure services and software, a position he has held since April 1999. On January 4, 2005, Akamai announced that Mr. Conrades will resign as Chief Executive Officer of Akamai effective as of April 1, 2005 and will become the Executive Chairman of the Akamai board of directors on that date. Since August 1998, Mr. Conrades also has served as a venture partner with Polaris Venture Partners, an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE Corporation, a telecommunications company, and President of GTE Internetworking, Inc., an Internet communications company, from May 1997 to August 1998, following that firm’s acquisition of BBN Corporation, a technological research and development company. Prior to that time and for 31 years, Mr. Conrades was employed by International Business Machines Corporation, an information technology company. He is also a director of Cardinal Health, Inc.

SARA L. LEVINSON, 54, has been a director of the Company since 1996.

Ms. Levinson is President of the Women’s Group of Rodale, Inc., the world’s leading publisher of information on healthy, active lifestyles, a position she has held since September 2002. Ms. Levinson is also ChairMom of ClubMom, Inc., a consumer relationship management company, a position she has held since May 2000. She previously served as Chief Executive Officer of ClubMom, Inc. from May 2000 to September 2002. She was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from September 1994 to April 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network, from 1993 to September 1994. She is also a director of Federated Department Stores, Inc.

GEORGE L. MILES, JR., 63, has been a director of the Company since 2002.

Mr. Miles is President and Chief Executive Officer of WQED Multimedia, the public broadcaster for southwestern Pennsylvania, a position he has held since April 1994. Mr. Miles is also a certified public accountant who at the beginning of his career worked for over eight years with Touche Ross & Company, an accounting firm, and six years as an auditor for the federal government. He is also a director of Equitable Resources, Inc., WESCO International, Inc. and Westwood One, Inc.

Class III Directors—Terms Expiring at the 2006 Annual Meeting of Shareholders

JEFFREY L. BLEUSTEIN, 65, has been a director of the Company since 1996.

Mr. Bleustein was elected Chairman of the Board of the Company in December 1998. He has served as Chief Executive Officer of the Company since July 1997. On December 9, 2004 the Company announced that Mr. Bleustein will retire as Chief Executive Officer of the Company effective April 30, 2005. Mr. Bleustein will continue to serve as Chairman of the Board. From July 1997 to May 1999 Mr. Bleustein served as President and Chief Executive Officer of the Company. Mr. Bleustein served as President and Chief Operating Officer of the Motor Company from January 1993 to May 2000. He was Executive Vice President of the Company from September 1991 to June 1997. Mr. Bleustein has been an employee of the Motor Company since February 1971. He is also a director of Brunswick Corporation and Kohler Co.

DONALD A. JAMES, 61, has been a director of the Company since 1991.

Mr. James is a co-founder, equity owner and, since 2002, has served as Chairman and Chief Executive Officer of Deeley Harley-Davidson Canada/Fred Deeley Imports Ltd., the largest independent motorcycle distributorship in Canada and the exclusive distributor of the Company’s motorcycles in Canada. He served as Vice Chairman and Chief Executive Officer of Deeley Harley-Davidson Canada/Fred Deeley Imports Ltd. from 1973 to 2002.

JAMES A. NORLING, 63, has been a director of the Company since 1993.

Mr. Norling has served as Chairman of the board of directors of Chartered Semiconductor Manufacturing Ltd., a semiconductor manufacturer, since August 2002. Mr. Norling also served as interim President and Chief Executive Officer of that company from April 2002 to July 2002. In August 2000, Mr. Norling retired as Executive Vice President of Motorola, Inc., a manufacturer of electronics, and as President, Personal Communications Sector of Motorola, Inc., positions that he held since June 1999. He served as Executive Vice President, Deputy to Chief Executive Officer and President, Europe, Middle East and Africa for Motorola, Inc. from December 1998 to June 1999; and as President and General Manager, Messaging, Information and Media Sector for Motorola, Inc. from January 1997 to December 1998.

JAMES L. ZIEMER, 55, has been a director of the Company since December 2004.

Mr. Ziemer has held the position of Vice President and Chief Financial Officer of the Company since December 1990. The Board has announced its intention to elect Mr. Ziemer as Chief Executive Officer of the Company effective April 30, 2005. Since 1993, Mr. Ziemer has served as president of The Harley-Davidson Foundation, Inc. His career at the Motor Company has spanned approximately 33 years.

Class I Directors—Terms Expiring at 2007 Annual Meeting of Shareholders

BARRY K. ALLEN, 56, has been a director of the Company since 1992.

Mr. Allen has served as Executive Vice President, Operations since March 2004 of Qwest Communications International Inc., a broadband Internet-based communications company, and prior to that time, from August 2002, served as Chief Human Resources Officer of Qwest. Mr. Allen also serves as President of Allen Enterprises, LLC, a private equity investment and management company he established in August 2000. Mr. Allen served as President of Ameritech Corporation, a telecommunications company, from October 1999 until August 2000. Mr. Allen was Executive Vice President of SBC Communications (f/k/a Ameritech Corporation) from August 1995 to October 1999. He is also a director of Fiduciary Management, Inc. which is the investment advisor for certain funds including FMI Common Stock Fund, Inc., FMI Mutual Funds, Inc. and FMI Funds, Inc. for which companies Mr. Allen serves as a director.

RICHARD I. BEATTIE, 65, has been a director of the Company since 1996.

Mr. Beattie is currently serving as Chairman of Simpson Thacher & Bartlett LLP, a position he has held since May 2004. Mr. Beattie has been a partner of Simpson Thacher & Bartlett LLP, a law firm, since 1977 and has served as Chairman of the Executive Committee of that firm since 1991. Mr. Beattie is an expert in corporate governance issues, serving as counsel to numerous boards and non-management directors. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. Mr. Beattie is also a director of Heidrick & Struggles International, Inc.

JUDSON C. GREEN, 52, has been a director of the Company since November 2004.

Mr. Green has been the President and Chief Executive Officer of NAVTEQ Corporation, a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications, since May 2000. Prior to joining NAVTEQ Corporation, Mr. Green was the President of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from August 1991 through December 1998, and Chairman of Walt Disney Attractions from December 1998 until April 2000. Mr. Green is also a director of NAVTEQ Corporation.

PROPOSAL 2

APPROVAL OF THE HARLEY-DAVIDSON, INC.

EMPLOYEE SHORT TERM INCENTIVE PLAN

The Company is seeking Shareholder approval of the Employee STIP. This plan is in addition to the Corporate STIP, which shareholders most recently approved in 2004. The Company will generally use the Employee STIP to provide incentive compensation to employees who may not be eligible to participate in the Corporate STIP. To enable the Company to pay compensation under the Employee STIP that will constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the Company must, at the Annual Meeting, obtain Shareholder approval of the Employee STIP. The following summary description is qualified in its entirety by reference to the full text of the Employee STIP, which is attached to this Proxy Statement as Exhibit A.

Summary of Proposal. The Company intends to provide a total compensation opportunity for its employees that includes incentive compensation dependent upon continuously improving performance. In addition to the Corporate STIP, the Company has historically provided short term incentive compensation plans in which substantially all employees of the Company’s divisions and subsidiaries are eligible to participate. One of the purposes of the Employee STIP is to consolidate these various plans, including the Corporate STIP, into a single framework. The amounts paid under these short term incentive plans over the past three years to the Chief Executive Officer and the four other executive officers identified in the Summary Compensation Table (the “named executive officers”) are included in bonus amounts set forth in the Summary Compensation Table. Under the Employee STIP, potential awards and pertinent performance criteria are established at the beginning of each year or portion of a year that ends on the last day of the year. Final incentive awards are determined after the end of each year based upon actual performance and the Employee STIP refers to the final awards as “performance awards.”

Administration. The Human Resources Committee, or a successor committee to the Human Resources Committee, administers the Employee STIP. The Human Resources Committee may delegate its administrative authority to one or more Company officers, other than with respect to awards that are subject to Section 162(m).

Eligibility. In general, all regular salaried and hourly employees of the Company and of its affiliates that are designated by the Human Resources Committee are eligible to participate in the Employee STIP. Executives who participate in the Corporate STIP and U.S. salaried employees who participate in the Company’s Sales Incentive Program in any year are not eligible to participate in the Employee STIP for such year. Accordingly, employees eligible to participate in the Corporate STIP or Sales Incentive Program are eligible to participate in the Employee STIP in any year in which they are not participating in the Corporate STIP or Sales Incentive Program. As of December 31, 2004, the number of eligible individuals was approximately 9,000. The Human Resources Committee selects, in its sole discretion, the eligible employee participants in the Employee STIP for a given year or portion of a year.

Award Description. Under the Employee STIP, the Human Resources Committee is required to fix target awards and performance criteria prior to the commencement of each year or portion of a year (or such later date as may be permitted under Section 162(m)). The Human Resources Committee will fix a target award for each participant at the same time that it selects the eligible employee participants in the Employee STIP. A participant’s target award for the period is equal to a percentage (specified by the Human Resources Committee) multiplied by the participant’s compensation. Compensation generally means the participant’s base salary or wages, plus workers compensation payments. The Human Resources Committee may, at the time it grants an award, include or exclude types of compensation for purposes of determining a participant’s target award. The Human Resources Committee also determines, with respect to each participant for a year or portion of a year, the performance measures that will be applied to determine the size of the participant’s final performance award. The Employee STIP specifies that the Human Resources Committee may use any one or more of the financial performance categories set forth in Section 2.18 of the Employee STIP for any one or more participants. In addition to the financial performance categories, the Human Resources Committee may establish other performance measures for awards not intended to comply with Section 162(m), including individual performance measures and subjective performance targets. If the Human Resources Committee chooses more than one performance category for any one or more participants for purposes of determining the amount of a performance award, then the Human Resources Committee gives each performance category a weight so that for each participant the total weight of all applicable performance categories equals 100%.

The Employee STIP does not specify target performance for the performance categories. Rather, as to each performance category that the Human Resources Committee selects as the basis for potential awards in any year or portion of a year, the Human Resources Committee also establishes a performance scale. The performance scale may be a linear scale or a step scale or a combination of the two. The Human Resources Committee must approve a scale so that, at the end of the year, a performance percentage may be objectively calculated for any given level of actual performance within that category during the year or portion of a year.

The Human Resources Committee may also, at the time it grants an award, provide that a performance award will be reduced or eliminated depending on the performance under one or more performance categories. Performance categories that serve to reduce or eliminate a potential award may, but are not required to, be assigned a performance scale and weightings, if more than one such category is selected.

Following the end of each year, the Human Resources Committee will calculate the performance award amount for each participant. A performance percentage is determined for each performance category based upon actual performance and the applicable performance scale. Where more than one performance category applies to a participant, the resulting percentages are reduced to reflect weighting. The resulting total percentage is applied to a participant’s target award to determine a potential performance award. If any performance categories were selected that may reduce or eliminate that performance award, then the actual performance for those categories is also determined and the amount of the reduction or elimination is applied. The result is the maximum incentive performance award a participant is eligible to receive under the Employee STIP for the relevant year or portion of a year. The Human Resources Committee must approve the calculations and may, in its sole discretion, reduce the amount of any maximum performance award by up to 50%. The maximum performance award, less any reduction determined by the Human Resources Committee, equals the final performance award payable to such participant for the applicable year or portion of a year.

Payments of final performance awards under the Employee STIP are to be made, in the sole discretion of the Human Resources Committee, in cash, shares of Common Stock or both. If shares of Common Stock are used, they will be issued pursuant to the Harley-Davidson, Inc. 2004 Incentive

Stock Plan (the “2004 Plan”) and will be valued at fair market value as defined in the 2004 Plan. Except as otherwise provided by the Human Resources Committee, to the extent an award is paid in shares of Common Stock, a participant cannot defer payment of the award under the terms of any deferred compensation or other plan of the Company. Payments will be made within 2½ months after the end of the year. Typically, each participant will be paid an amount equal to his or her final performance award. However, in the case of participants who are employed by Harley-Davidson Motor Company and are represented by a union in Wisconsin, the Human Resources Committee will determine the manner in which such employees’ final performance awards will be allocated and paid. The Company does not have to make payments, however, if such payments will result in the Company reflecting a loss rather than net income on its financial statements.

Other Limitations. Under the Employee STIP, the final performance award paid to a participant for any one year (or for multiple periods within a year) cannot exceed $3 million.

Transferability Restrictions. Participants generally may not transfer performance awards or subject them in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.

Termination of Employment. A participant whose employment terminates prior to the end of a year generally is not entitled to receive any performance award for that year or portion of a year. However, the Human Resources Committee may, in its sole discretion, provide for a partial or complete payment if termination is due to death, disability or retirement.

Change of Control. In addition, in connection with a Change of Control Event (as defined in the 2004 Plan) during a year, the Human Resources Committee may, in its sole discretion, provide for the immediate payment to all participants of either:

(1)	awards for the entire year or a portion of the year based upon annualizing performance and compensation through the end of the most recently completed fiscal month prior to the payment; or

(2)	target awards for the year or portion of a year, based on annualizing compensation through the end of the most recently completed fiscal month prior to the payment.

Termination of or Change to the Employee STIP. The Human Resources Committee may from time to time or at any time suspend or terminate the Employee STIP or amend the Employee STIP in any manner without obtaining further shareholder approval. However, if the Human Resources Committee amends the Employee STIP to increase the maximum final performance award that can be paid to a participant for any one year (or for multiple periods within a year) or to change the financial performance categories set forth in the Employee STIP or to increase the class of employees eligible to participate in the Employee STIP, then further shareholder approval would be required to retain the benefits afforded by shareholder approval of the Employee STIP under the Internal Revenue Code in respect of awards to which such changes apply.

New Plan Benefits. The Human Resources Committee has discretion to determine the individual employees or group of employees to whom performance awards will be granted and the terms and conditions of such awards. While the Human Resources Committee has made determinations concerning potential awards under other short term incentive plans for 2005, the

Human Resources Committee has not yet made any determinations concerning potential awards under the Employee STIP. The Employee STIP would not be effective until 2006. Accordingly, the performance awards that will be granted under the Employee STIP in the future to any single employee or group of employees are not determinable. The amounts paid under other short term incentive plans over the past three years to the Chief Executive Officer and the named executive officers identified in the Summary Compensation Table are included in bonus amounts set fourth in that table. In addition, the Company paid approximately $44,108,000 in the aggregate to approximately 8,831 employees under other short term incentive plans in respect of 2004 performance.

Vote Requirement. The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for approval of the Employee STIP, assuming that a quorum is present and assuming that Shareholders holding a majority of the outstanding shares of Common Stock cast votes on the proposal. Abstentions and broker nonvotes will be counted for purposes of determining whether a quorum is present, but will not constitute a vote “for” or “against” this matter and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the proposal to approve the Employee STIP, unless a Shareholder specifies otherwise.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE EMPLOYEE STIP.

Equity Compensation Plan Information. As noted, payments of final performance awards under the Employee STIP may be made in whole or in part using shares of Common Stock. However, as part of its request to Shareholders for approval of the Employee STIP, the Company is not seeking Shareholder approval of the issuance of any additional shares of Common Stock. Rather, if shares of Common Stock are used to pay awards under the Employee STIP, they will be issued pursuant to the 2004 Incentive Stock Plan, which shareholders approved at the 2004 annual meeting. In accordance with SEC requirements, the following table provides information about awards outstanding and shares remaining available under the 2004 Incentive Stock Plan and the Company’s other equity compensation plans (including any individual compensation arrangements) as of December 31, 2004:

Plan category	Number of securities to be issued upon the exercise of outstanding options	Weighted- average exercise price of outstanding options($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders:
Management employees	6,662,455	41.26	13,567,562
Equity compensation plans not submitted to shareholders:
Union employees—
Kansas City, MO	11,709	21.19	24,634
York, PA	191,620	38.88	50,875
Non employees—
Board of Directors	29,300	38.27	130,202

	232,629	37.91	205,711

Total all plans	6,895,084	41.15	13,773,273

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, independent registered public accounting firm, audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2004, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. Ernst & Young LLP has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for the current fiscal year, and in accordance with a resolution of the Board, this selection is being presented to Shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to Shareholders’ questions.

If prior to the Annual Meeting Ernst & Young LLP shall decline to act or its engagement shall be otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by Shareholders at the Annual Meeting. If the Shareholders fail to ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of independent registered public accounting firm. Proxies solicited by the Board will be voted “FOR” ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005, unless a proxy specifies otherwise.

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005. For purposes of determining the vote regarding this proposal, abstentions will have no impact on the vote. Proxies solicited by the Board will be voted “FOR” ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005.

Fees Paid to Ernst & Young LLP

During the fiscal year ended December 31, 2004, Ernst & Young LLP was employed principally to perform the annual audit and to render audit-related and tax services. Pursuant to the Audit Committee Charter, all Ernst & Young LLP services must be pre-approved by the Audit Committee. Fees paid to Ernst & Young LLP for each of the last two fiscal years were pre-approved by the Audit Committee and are listed in the following table.

	2004	2003
Audit fees	$1,747,900	$1,015,100
Audit-related fees	322,000	983,300
Tax fees	416,000	365,500
All other fees	—	—

	$2,485,900	$2,363,900

Audit fees in 2004 included internal control testing required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related services included non-required internal control testing, audits of employee benefit plans, procedures related to securitization transactions and internal control and accounting consultations. Audit-related services in 2003 included similar services, in addition to internal control testing procedures performed at the request of the Company. Tax services included tax advice, tax planning and compliance.

The Audit Committee has adopted procedures for pre-approving all audit and nonaudit services provided by the independent auditor. These procedures include reviewing and approving a budget for audit and permitted nonaudit services. The budget includes a description of, and a budgeted amount for, particular categories of nonaudit services that are recurring in nature and therefore anticipated at the time the budget is submitted. In addition, the Audit Committee has established a policy that the fees paid for nonaudit services are less than the fees paid for audit services. Audit Committee approval is required to exceed the budget amount for a particular category of nonaudit services and to engage the independent auditor for any nonaudit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

Neither the Board nor management intends to bring before the Annual Meeting any matters other than those referred to in the Notice of Annual Meeting and this Proxy Statement. If any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the proxy forms to vote the shares represented by each such proxy in accordance with their judgment on such matters. To bring business before an annual meeting, a shareholder must give written notice thereof to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time periods specified in the Articles of Incorporation (see “Shareholder Proposals” on page 50 of this Proxy Statement). No Shareholder has given written notice to the Secretary of the Company of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods specified in the Articles of Incorporation.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Independence of Directors

The Board has determined that all current directors, other than Messrs. Bleustein, Ziemer and James, qualify as independent directors of the Company under NYSE rules. To assist the Board in making determinations of independence, the Board adopted the categorical standards set forth below. The Board determined that, for the directors who qualify as independent, any relationships that such directors have with the Company satisfy the categorical standards:

In accordance with NYSE rules, a director of the Company cannot qualify as independent if he or she meets one or more of the following:

•	The director has received, or has an immediate family member* who has received, during any twelve-month period within the previous three years, more than $100,000 a year in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, compensation received by the director for former services as an interim chairperson of the Board, interim chief executive officer or other interim executive officer and compensation received by an immediate family member for service in a non-executive position).

•	Any of the following relationships exist or have existed within the previous three years: (1) the director is or was an employee of the Company, other than an interim chief executive officer, interim chairperson of the Board or other interim executive officer; (2) an immediate family member of the director is or was an executive officer; (3) the director or an immediate family member was a partner or employee of an internal or external auditor of the Company and personally worked on the Company’s audit during that time; or (4) the director or an immediate family member is or was employed as an executive officer of another company whose compensation committee includes an executive officer.

•	Any of the following relationships exist: (1) the director is a current partner or employee of the internal or external auditor of the Company or (2) an immediate family member of the director is (a) a current partner of the internal or external auditor of the Company or (b) a current employee of the internal or external auditor of the Company who participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice.

The Board also reviews and affirmatively determines on the recommendation of the Nominating Committee, based upon all relevant facts and circumstances, whether any director has a material relationship with the Company that would affect his or her independence. Under the categorical standards that the Board has established to assist it in making these determinations, the Board will not consider the following relationships material:

•	The director has any relationship that currently exists or that has existed (including through an immediate family member) with a company that makes payments to (other than

*	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares such person’s home.

contributions to tax exempt organizations), or receives payments from, the Company for property or services in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or two percent (2%) of the consolidated gross revenues of the company with which the director has such relationship.

•	The director has any relationship that currently exists or that has existed (including through an immediate family member) with a tax exempt organization that receives contributions from the Company in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or two percent (2%) of the consolidated gross revenues of the tax exempt organization with which the director has such relationship.

•	The director is a shareholder of the Company.

•	The director has a relationship that currently exists or that has existed (including through an immediate family member) with a company that has a relationship with the Company, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that constitutes less than 10% of the outstanding stock or other equity interests of that company.

•	A family member of the director has a relationship with the Company but the family member is not an immediate family member of the director.

•	An immediate family member of the director, other than his or her spouse, is an employee of a company that has a relationship with the Company but the family member is not an executive officer of that company.

Further, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee:

•	Accepts directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, except that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or

•	Is an affiliated person of the Company or any of its subsidiaries.

Indirect acceptance of any consulting, advisory or other compensatory fee includes acceptance of such a fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the audit committee member or by an entity in which such audit committee member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any of its subsidiaries.

Board Committees

The Board has three committees: the Audit Committee, the Human Resources Committee and the Nominating Committee. The Charter for each of the committees is published on the Corporate Governance page of the Company’s website located at http://www.harley-davidson.com.

Audit Committee

Members:	For most of 2004, the members of the Audit Committee were directors Richard I. Beattie, George L. Miles, Jr. and James A. Norling (Chairperson). On December 9, 2004, Judson C. Green was also elected to serve on the Audit Committee.

Number of Meetings in 2004:    eight (8)

Audit Committee Purpose:

The Audit Committee Charter provides, among other things, that the Audit Committee shall assist the Board in fulfilling its oversight responsibility relating to the:

•	integrity of the Company’s financial statements and the financial reporting process;

•	systems of internal control over financial reporting;

•	approval of the Financial Code;

•	internal audit function;

•	retention, compensation and termination of the independent registered public accounting firm;

•	annual independent audit of the Company’s financial statements;

•	independent registered public accounting firm’s qualifications and independence; and

•	Company’s compliance with legal and regulatory requirements.

The Board has determined that all members of the Audit Committee are independent and financially literate in accordance with the audit committee requirements of NYSE rules. The Board has determined that Messrs. Green and Miles are audit committee financial experts within the meaning of SEC rules. The functions of the Audit Committee and its activities during fiscal year 2004 are discussed in more detail under the heading “Audit Committee Report.”

Human Resources Committee

Members:	During 2004, the members of the Human Resources Committee were directors Barry K. Allen, George H. Conrades (Chairperson) and Sara L. Levinson.

Number of Meetings in 2004:    three (3)

Human Resources Committee Purpose:

The Human Resources Committee Charter provides, among other things, that the Human Resources Committee:

•	review the annual performance of the Chief Executive Officer with input from the independent directors of the Board and make recommendations to the independent directors about the Chief Executive Officer’s total compensation;

•	review overall compensation policies for employees and produce an annual report on compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations;

•	review and recommend all equity-based compensation plans;

•	evaluate Company management performance overall and provide recommendations regarding management successors (other than the Chief Executive Officer);

•	review potential conflicts of interest and any other potential Code of Conduct violations by the executive officers (other than the Chief Executive Officer); and

•	review the disclosure of any waivers of such conflicts or Code of Conduct violations for executive officers (other than the Chief Executive Officer).

The Board has determined that all members of the Human Resources Committee are independent in accordance with the requirements of NYSE rules.

Nominating and Corporate Governance Committee

Members:	For most of 2004, the members of the Nominating Committee were directors Barry K. Allen (Chairperson), Richard I. Beattie, George H. Conrades, Sara L. Levinson, George L. Miles, Jr. and James A. Norling. On December 9, 2004, Judson C. Green was also elected to serve on the Nominating Committee. The Nominating Committee consists of all of the independent directors of the Board.

Number of Meetings in 2004:    four (4)

Nominating Committee Purpose:

The Nominating Committee Charter provides, among other things, that the Nominating Committee shall:

•	identify and make recommendations to the Board regarding individuals qualified to serve as Board members of the Company consistent with the criteria approved by the Board;

•	identify and make recommendations to the Board regarding individuals qualified to serve as the Chief Executive Officer of the Company;

•	review and recommend the renomination of incumbent directors;

•	review and recommend committee appointments;

•	lead the Board in its annual review of the Board’s and its committees’ performance;

•	approve goals and objectives for the Chief Executive Officer and review the Chief Executive Officer’s annual performance;

•	review and approve the Chief Executive Officer’s total compensation as recommended by the Human Resources Committee;

•	review and approve the Code of Conduct;

•	establish a process for review of potential conflicts of interest;

•	review potential conflicts of interest and any other potential Code of Conduct violations by the Company’s Chief Executive Officer or directors;

•	review the disclosure of any waivers of such conflicts or Code of Conduct for the Company’s Chief Executive Officer or directors;

•	review and recommend to the Board a set of governance guidelines applicable to the Company;

•	take a leadership role in shaping the corporate governance of the Company; and

•	perform other related tasks, such as determining the size, committee structure, compensation or meeting frequency of the Board.

The Board has determined that all members of the Nominating Committee are independent in accordance with the requirements of NYSE rules.

The Nominating Committee Charter sets forth the criteria for identifying and recommending new candidates to serve on the Board. In considering potential candidates for the Board, including with respect to incumbent directors and persons that shareholders recommend, the Nominating Committee considers, among other qualifications that it deems appropriate, the following:

•	principal employment;

•	expertise relevant to the Company’s business;

•	diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;

•	time commitments, particularly the number of other boards on which the potential candidate may serve;

•	independence and absence of conflicts of interest as determined by NYSE rules and other applicable laws, regulations and rules;

•	financial literacy and expertise; and

•	personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

In December 2003, the Nominating Committee retained Korn/Ferry International, an executive search firm, to assist the Nominating Committee in 2004 in recruiting a qualified candidate to serve on the Board.

The Nominating Committee will consider candidates recommended by shareholders. Shareholders may recommend candidates for consideration by the Nominating Committee by writing to the Nominating Committee in care of the Secretary of Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. On August 4, 2004, the Nominating Committee amended its policy regarding director candidates recommended by shareholders and the process for identifying and evaluating such nominees:

•	If a shareholder has complied with procedures to recommend director candidates that the Nominating Committee has established, then the Nominating Committee will consider director candidates that such shareholder has recommended for available seats on the Board.

•	In making recommendations to the Board of one or more candidates to serve as directors, the Nominating Committee will examine each bona fide director candidate on a case-by-case basis regardless of who recommended the candidate. Without limitation, there should be no difference in the manner in which the Nominating Committee evaluates candidates based on whether a candidate is recommended by a shareholder or the Board.

•	In general, for each candidate that any person or group brings to the attention of the Nominating Committee for consideration for nomination as a director of the Company, the chairperson of the Nominating Committee will make a threshold determination whether the Nominating Committee should further consider the candidate at that time based on factors the chairperson deems relevant, including, without limitation, the Company’s current need for qualified candidates and the chairperson’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a director.

•	If the chairperson makes a threshold determination that the Nominating Committee should further consider the candidate, then the chairperson will report that determination to the Nominating Committee and communicate all relevant information to the Nominating Committee (including the source of the proposed candidate).

•	Each Nominating Committee member is responsible for sending feedback on a candidate back to the chairperson. Thereafter, the Nominating Committee will take such additional steps with respect to the candidate as the Nominating Committee may elect to enable the Nominating Committee to determine whether to recommend the candidate to the full Board.

For consideration in connection with the 2006 annual meeting of shareholders, such recommendations must be received by the Nominating Committee in care of the Secretary of the Company on or before November 21, 2005.

In addition, any shareholder who desires to nominate a director candidate for consideration by the shareholders at the 2006 annual meeting of shareholders, rather than recommend a candidate to the Nominating Committee, must give written notice to the Secretary of the Company in advance of the 2006 annual meeting of shareholders in compliance with the terms and within the time periods specified in the Articles of Incorporation. The Articles of Incorporation state, among other things, that to nominate a director candidate for consideration at an annual meeting of shareholders, a shareholder must give written notice that complies with the Articles of Incorporation to the Secretary of the Company not less than 60 days in advance of the date in the current fiscal year of the Company corresponding to the date the Company released its proxy statement to shareholders in connection with the annual meeting of shareholders for the immediately preceding year. Since the Company anticipates mailing this Proxy Statement on March 21, 2005, the Company must receive notice of a nomination for a director candidate for consideration by shareholders at the 2006 annual meeting of shareholders no later than January 20, 2006.

Board Meetings, Attendance, Executive Sessions and Presiding Director

In 2004, there were five regularly scheduled meetings of the Board, one of which was a telephonic meeting. All incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served during 2004. The Board met in executive sessions during all regularly scheduled meetings (except the telephonic meeting), without management present, and plans to continue that practice going forward. On April 24, 2004, non-management members of the Board re-designated Mr. Allen as presiding director for these sessions.

Shareholder Communication with the Board and Annual Meeting Attendance

The presiding director is responsible for chairing the Board’s executive sessions. Shareholders and other parties interested in communicating directly with the presiding director may do so by writing to the Presiding Director in care of the Secretary of Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. Communications may be made to the Chairperson of the Audit Committee, James A. Norling, by writing to Chairperson, Audit Committee in care of the Secretary of Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. The Board also has a process for shareholders to communicate with other directors. All current members of the Company’s Board are listed on the Corporate Governance page of the Company’s website. Shareholders and other parties interested in communicating with non-management directors may do so by writing to that director in care of the Secretary of Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. The Company does not screen mail to these individuals. However, the mail is opened and forwarded to the director specified in the communication.

Although the Company does not have a specific policy on director attendance at an annual meeting of shareholders, unless a director has a conflict in his or her schedule, all directors attend the annual meeting of shareholders. All of the Company’s directors attended the Company’s 2004 annual meeting of shareholders and were available to answer any shareholder questions.

Director Fees

Directors who are employees of the Company do not receive any special compensation for their services as directors. Directors who are not employees of the Company (“Non-employee Directors”) receive an annual retainer fee of $100,000, an additional annual retainer of $10,000 for serving as the chairperson of the Audit Committee and an additional annual retainer fee of $5,000 for serving as chairperson of the Human Resources Committee or Nominating Committee. Members of the Audit Committee, other than the chairperson, receive an additional $5,000 annual retainer fee for serving as a member of the Audit Committee. Pursuant to the Harley-Davidson, Inc. Director Stock Plan, as amended, a Non-employee Director may elect to receive 0%, 50% or 100% of the annual retainer fee to be paid in each calendar year in the form of Common Stock based upon the fair market value of Common Stock at the time of the annual meeting of shareholders. Directors must receive a minimum of 50% of their annual retainer in Common Stock until the director reaches the stock ownership guidelines set forth in the Company’s Director and Senior Executive Stock Ownership Guidelines (the “Stock Ownership Guidelines”). Directors may choose to defer the receipt of their annual retainer fees payable in cash or Common Stock. Deferrals of fees payable in shares of Common Stock will be credited to a share account, will be treated as invested in Common Stock, and ultimately will be paid in Common Stock. Deferrals of fees payable in cash will be credited to a cash account and will earn a return based on investment options made available to and selected by the director. A director’s deferred compensation will be paid to the director following cessation of his or her service on the Board in compliance with recent rule changes regarding deferred compensation plans. In addition, a clothing allowance of $1,500 to purchase Harley-Davidson® MotorClothes® apparel and accessories is also provided to Non-employee Directors, along with a discount on Company products that is the same discount available to all employees of the Company.

CERTAIN TRANSACTIONS

Mr. Conrades, a director of the Company, is Chairman and Chief Executive Officer of Akamai Technologies, Inc. (“Akamai”). Effective April 1, 2005, he will be the Executive Chairman of Akamai. The Company and Akamai have continued a commercial relationship that existed before Mr. Conrades joined the Board under which Akamai provides Internet content distribution services. The relationship does not preclude Mr. Conrades from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under the Company’s Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis the relationship existed before Mr. Conrades joined the Board and the fees paid to Akamai were negotiated on an arm’s length basis and are well below the applicable categorical independence standard adopted by the Board.

Mr. Green, a director of the Company, is President and Chief Executive Officer of NAVTEQ Corporation (“NAVTEQ”). The Company and NAVTEQ have continued a commercial relationship that existed before Mr. Green joined the Board under which the Company has purchased data files (NAVSTREETS Premium Product) and annual updates to these data files from NAVTEQ. The relationship does not preclude Mr. Green from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under the Company’s Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis the relationship existed before Mr. Green joined the Board and the fees paid to NAVTEQ were negotiated on an arm’s length basis and are well below the applicable categorical independence standard adopted by the Board.

Mr. James, a director of the Company, is Chairman, Chief Executive Officer and an equity owner of Deeley Harley-Davidson Canada/Fred Deeley Imports Ltd. (“Deeley Imports”), the exclusive distributor of the Company’s motorcycles in Canada. The Company in 2004 recorded revenue and financial services income from Deeley Imports of $137.6 million and had an accounts receivable balance due from Deeley Imports of $13.1 million as of December 31, 2004. The Company anticipates that it will do a similar amount of business with Deeley Imports in 2005. The Nominating Committee has considered this relationship under the Company’s Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the Company provided the products and services that generated the revenue and income from Deeley Imports in the ordinary course of business at prices and on terms and conditions that the Company believes are the same as those that would result from arm’s length negotiations between unrelated parties.

Ms. Lione is married to a partner in the law firm of Foley & Lardner LLP. That law firm has performed legal services for the Company for many years predating Ms. Lione’s employment at the Company and her spouse’s election to partnership in 2000. In 2004, the Company paid Foley & Lardner LLP approximately $1.7 million for legal services. Such services are in areas other than patent and patent related work, Ms. Lione’s spouse’s area of specialty. The Human Resources Committee has considered this relationship under the Company’s Conflict of Interest Process for Directors and Executive Officers. The Committee has waived any conflict of interest that this relationship may represent on the basis that the law firm has had a historical relationship with the Company, the Company does not use the law firm for any patent or patent related legal work and these relationships have been voluntarily disclosed in the Company’s proxy statements since 2001.

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 31, 2005 (except as noted) with respect to Common Stock ownership of each director, the Chief Executive Officer, the named executive officers, all directors and executive officers as a group and each person or group of persons known by the Company to own beneficially more than 5% of the Common Stock.

Beneficial Ownership Table

	Amount and Nature of Beneficial Ownership(1)(2)
Name of Beneficial Owner	Number of Shares		Percent of Class	Shares Issuable Upon Exercise of Stock Options(3)
Barry K. Allen	30,080		*	5,500
Richard I. Beattie	18,100		*	5,500
Jeffrey L. Bleustein	1,359,630		*	603,750
George H. Conrades	8,553		*	1,800
Judson C. Green	877		*	0
Donald A. James	227,129	(4)	*	5,500
Gail A. Lione	178,317		*	160,090
Sara L. Levinson	14,603		*	5,500
James A. McCaslin	291,782		*	121,165
George L. Miles, Jr.	3,030		*	0
James A. Norling	18,808	(5)	*	5,500
Donna F. Zarcone	88,196		*	78,196
James L. Ziemer	502,914	(6)	*	224,524
All Directors and Executive Officers as a Group (19 Individuals)	3,529,622		1.2%	1,633,624

* The amount shown is less than 1% of the outstanding shares of Common Stock.

(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed.

(2) Includes shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of January 31, 2005. Includes shares of Common Stock held in the Company’s 401(k) Plan; the Company’s Dividend Reinvestment Plan; and the Company’s Employee Stock Purchase Plan, as of January 31, 2005.

(3) Includes only stock options exercisable within 60 days of January 31, 2005.

(4) 213,675 of such shares of Common Stock are held by Deeley Harley-Davidson Canada/Fred Deeley Imports Ltd. Mr. James has sole voting power and shared dispositive power over such shares.

(5) 8,000 of such shares of Common Stock are held by Heritage Ventures, Ltd., a limited partnership for which Mr. Norling has sole voting and dispositive power.

(6) 6,500 shares are held by the Ziemer Family Foundation for which Mr. Ziemer has shared voting and dispositive power over the shares. 23,800 shares are held by the Ziemer Family Limited Partnership. Mr. Ziemer is a general and limited partner of the partnership and has shared voting and dispositive power over the shares. 350 shares are held by Mr. Ziemer’s grandchildren and Mr. Ziemer acts as custodian over these 350 shares.

Stock Ownership Guidelines

In August 2002, the Board approved Stock Ownership Guidelines which were revised in August 2004. The Stock Ownership Guidelines stipulate that all directors must hold 5,000 shares of Common Stock and that senior executives (that is, FLG members) hold a stated minimum number between 5,000 to 30,000 shares of Common Stock (not including grants of stock options), depending on their career band level. Each director or FLG member has until the later of January 2008 or five years from the date he or she is elected a director or promoted to a career band 2 or higher to accumulate the appropriate number of shares. As of January 31, 2005, approximately sixty-four percent (64%) of the executive officers have met the Stock Ownership Guidelines and eighty percent (80%) of the executive officers that are also named executive officers, have met the Stock Ownership Guidelines; and the average stock holding of the named executive officers is 261,442 shares.

EXECUTIVE COMPENSATION

The following table shows the aggregate compensation, including incentive compensation, paid by the Company for fiscal years 2004, 2003 and 2002 to the Chief Executive Officer and the named executive officers of the Company for fiscal year 2004:

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Other Annual Compen- sation ($)		Restricted Stock Awards (2) ($)	Securities Underlying Options (#)	All Other Compen- sation (3) ($)
Jeffrey L. Bleustein
Chairman and CEO	2004	875,034	3,531,310	98,233	(4)	0	200,000	98,875
Chairman and CEO	2003	861,283	3,500,000	69,163		0	150,000	99,302
Chairman and CEO	2002	810,031	3,500,000	73,139		0	125,000	108,822
James A. McCaslin
President and COO— Motor Company	2004	409,015	478,139	30,183	(5)	0	33,777	34,483
President and COO—Motor Company	2003	391,890	630,943	29,926		0	42,240	20,680
President and COO— Motor Company	2002	363,139	643,119	30,336		0	30,334	29,520
James L. Ziemer
Vice President and CFO	2004	364,796	446,875	21,890	(6)	0	30,125	33,871
Vice President and CFO	2003	352,521	705,745	22,018		0	37,673	33,092
Vice President and CFO	2002	335,735	713,511	22,366		0	28,045	29,530
Donna F. Zarcone
President and COO—HDFS	2004	362,293	444,144	48,266	(7)	0	29,920	120,164	(8)
President and COO—HDFS	2003	350,102	620,060	58,552		0	37,416	119,664
President and COO—HDFS	2002	333,431	590,534	8,982		0	27,853	457,906
Gail A. Lione
Vice President, General Counsel and Secretary / Chief Compliance Officer	2004	321,212	268,212	21,349	(9)	0	26,589	22,115
Vice President, General Counsel and Secretary	2003	308,143	354,365	21,610		0	32,930	22,327
Vice President, General Counsel and Secretary	2002	293,808	371,667	20,580		0	24,514	20,070

(1) The bonuses listed on this table reflect performance of the Chief Executive Officer and each of the named executive officers in the year shown. However, bonuses are actually paid in the following calendar year. The 2004 bonus for the Chief Executive Officer reflects a $1,531,310 payment made in February 2005 under the Company’s Corporate STIP and a $2 million award made in December 2004 under his Deferred Long-Term Incentive Plan, both of which plans are filed with the SEC. For more details, see discussion under the heading “2004 Incentive Cash Compensation” in the “Human Resources Committee Report on Executive Compensation.”

(2) As of December 31, 2004, neither the Chief Executive Officer nor the other named executive officers held unvested restricted stock.

(3) The 2004 amount for Messrs. Bleustein, McCaslin and Ziemer and Ms. Lione includes a 401(k) matching contribution of $6,150, a $200 health care spending account credit for all except Messrs. Bleustein and Ziemer and a non-qualified deferred compensation plan matching contribution of $80,101, $25,049, $25,966 and $14,117, respectively. The balance of the 2004 amount for the Chief Executive Officer and each named executive officer is the value of life insurance provided by the Company. Ms. Zarcone’s compensation under this column is disclosed in footnote 8.

(4) The 2004 amount for Mr. Bleustein includes a $10,876 tax gross-up for Mr. Bleustein’s life insurance, $57,757 for the authorized non-business use of the Company’s airplane and a $29,600 cash perquisite payment.

(5) The 2004 amount for Mr. McCaslin includes a $583 tax gross-up for Mr. McCaslin’s life insurance and a $29,600 cash perquisite payment.

(6) The 2004 amount for Mr. Ziemer includes a $1,590 tax gross-up for Mr. Ziemer’s life insurance and a $20,300 cash perquisite payment.

(7) The 2004 amount for Ms. Zarcone includes a $38,500 tax gross-up for Ms. Zarcone’s life insurance and $9,766 for a leased automobile, membership dues and tax preparation services.

(8) The 2004 amount for Ms. Zarcone under the All Other Compensation column includes payments made in the amount of $112,914 for annual insurance premiums that the Company pays under a Split Dollar Agreement, as amended, and described in “Retirement Benefits and Agreements Related to Employment—Other Agreements Relating to Employment.” The 2004 amount also includes a 401(k) matching contribution of $7,250.

(9) The 2004 amount for Ms. Lione includes a $272 tax gross-up for Ms. Lione’s life insurance, $777 for the authorized non-business use of the Company’s airplane and a $20,300 cash perquisite payment.

STOCK OPTION GRANTS IN 2004

During 2004, the Human Resources Committee granted options to purchase shares of Common Stock under the Company’s 1995 Stock Option Plan to the Chief Executive Officer and the other named executive officers as follows:

Option Grants in 2004

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)($)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees	Exercise Price ($/Sh)	Expiration Date	0%	5%	10%
Jeffrey L. Bleustein	200,000	14.1	52.45	2/10/2014	0	6,597,105	16,718,358
James A. McCaslin	33,777	2.4	52.45	2/10/2014	0	1,114,152	2,823,480
James L. Ziemer	30,125	2.1	52.45	2/10/2014	0	993,689	2,518,203
Donna F. Zarcone	29,920	2.1	52.45	2/10/2014	0	986,927	2,501,066
Gail A. Lione	26,589	1.9	52.45	2/10/2014	0	877,052	2,222,622
All Optionees	1,419,192	100.0	52.45	2/10/2014	0	46,812,791	118,632,803
All Shareholders(3)	n/a	n/a	n/a	n/a	0	9,800,000,000	25,000,000,000

(1) The options granted under the 1995 Stock Option Plan are non-qualified stock options. The exercise price per share is 100% of the fair market value of a share of Common Stock on the date of the grant. The options may be exercised one year after the date of grant, not to exceed 25% of the shares in the first year, with an additional 25% to be exercisable in each of the following three years, with the exception of the options granted to Mr. Bleustein, which shall also become fully exercisable upon his retirement. Options expire ten years from the date of grant. Each option granted under the 1995 Stock Option Plan has a limited right that permits the holder to surrender the option within 30 days after a change of control of the Company and receive the difference between the exercise price of the option and the highest closing price of Common Stock during the 60-day period preceding the change of control of the Company.

(2) The dollar amounts under these columns are the results of calculations at 0% and at the 5% and 10% rates set by the SEC. The potential realizable values are not intended to forecast possible future appreciation, if any, in the market price of Common Stock.

(3) Represents corresponding gain to all shareholders based on 297,988,908 shares of Common Stock outstanding on February 10, 2004, the date on which all of the options included in the table were granted, calculated based on the fair market value of such Common Stock on such date.

AGGREGATED OPTION EXERCISES AND OPTION VALUES

Shown below is information relating to the exercise of options by the Chief Executive Officer and the other named executive officers during 2004 and the value of unexercised options held by such persons as of December 31, 2004.

Aggregated Option Exercises In 2004 and Option Values At December 31, 2004

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options At December 31, 2004 (#)		Value of Unexercised In-the-Money Options At December 31, 2004 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey L. Bleustein(3)	848,000	42,308,692	457,500	402,500	11,043,502	4,972,088
James A. McCaslin(4)	176,934	7,527,013	83,105	89,095	1,722,128	1,199,740
James L. Ziemer(5)	173,168	8,932,658	192,731	80,233	6,259,356	1,078,940
Donna F. Zarcone(6)	87,308	2,913,850	46,620	79,687	697,183	1,071,603
Gail A. Lione(7)	34,696	1,641,830	132,202	70,421	3,493,875	945,820

(1) Value based on value of Common Stock at time of exercise minus the option exercise price, multiplied by the number of shares of Common Stock exercised.

(2) Value based on a fair market value of Common Stock on December 31, 2004, less the option exercise price.

(3) Mr. Bleustein sold the shares of Common Stock that he acquired upon his exercise of options.

(4) Mr. McCaslin sold the shares of Common Stock that he acquired upon his exercise of options.

(5) Mr. Ziemer retained the shares of Common Stock that he acquired upon his exercise of options.

(6) Ms. Zarcone retained 5,200 shares of Common Stock that she acquired upon her exercise of options.

(7) Ms. Lione retained 10,000 shares of Common Stock that she acquired upon her exercise of options.

RETIREMENT BENEFITS AND AGREEMENTS RELATED TO EMPLOYMENT

The following table shows at different levels of remuneration and years of credited service the estimated net annual benefits payable as a straight life annuity to the Chief Executive Officer and each of the named executive officers under the Salaried Pension Plan, the Restoration Plan and the Supplemental Agreements (all as defined below), assuming retirement at age 62:

Pension Plan Table

Total Pay	Years of Service
	5	10	15	20	25	30	35	15 Plus(1)
200,000	15,000	30,000	45,000	60,000	75,000	90,000	105,000	100,000
300,000	23,000	46,000	69,000	92,000	115,000	138,000	161,000	150,000
400,000	31,000	62,000	93,000	124,000	155,000	186,000	217,000	200,000
500,000	39,000	78,000	117,000	156,000	195,000	234,000	273,000	250,000
600,000	47,000	94,000	141,000	188,000	235,000	282,000	329,000	300,000
800,000	63,000	126,000	189,000	252,000	315,000	378,000	441,000	400,000
1,000,000	79,000	158,000	237,000	316,000	395,000	474,000	553,000	500,000
1,250,000	99,000	198,000	297,000	396,000	495,000	594,000	693,000	625,000
1,500,000	119,000	238,000	357,000	476,000	595,000	714,000	833,000	750,000
1,750,000	139,000	278,000	417,000	556,000	695,000	834,000	973,000	875,000
2,000,000	159,000	318,000	477,000	636,000	795,000	954,000	1,113,000	1,000,000
2,250,000	179,000	358,000	537,000	716,000	895,000	1,074,000	1,253,000	1,125,000
2,500,000	199,000	398,000	597,000	796,000	995,000	1,194,000	1,393,000	1,250,000
3,000,000	239,000	478,000	717,000	956,000	1,195,000	1,434,000	1,673,000	1,500,000
3,500,000	279,000	558,000	837,000	1,116,000	1,395,000	1,674,000	1,953,000	1,750,000
4,000,000	319,000	638,000	957,000	1,276,000	1,595,000	1,914,000	2,233,000	2,000,000

(1) This column applies only to Messrs. Bleustein, McCaslin and Ziemer who are entitled to supplemental benefits under their Supplemental Agreements, assuming retirement at age 62, as discussed more fully below. If the amount reflected under this column exceeds the appropriate amount for such person under another column, then the person will receive the amount under this column.

The Company maintains the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan (“Salaried Pension Plan”). Under the Salaried Pension Plan, salaried employees of the Company (excluding HDFS and certain other subsidiaries), including Messrs. Bleustein, McCaslin and Ziemer and Ms. Lione, are generally eligible to retire with unreduced benefits at age 62 or later. Benefits are based upon monthly “final average earnings” as defined in the Salaried Pension Plan. Prior to December 31, 1994, the monthly benefit is the difference between 1.6% of the final average earnings and 0.9% of the primary monthly Social Security benefit multiplied by years of service. On and after December 31, 1994, the revised benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service. The benefit of a person with service on or after

December 31, 1994 is the greater of his or her benefit determined using the revised formula for all service or the sum of his or her benefit under the former formula for service through December 31, 1993 and his or her benefit under the revised formula for service after that date. For the Chief Executive Officer and each of the named executive officers (other than Ms. Zarcone), final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary and bonus as shown in the Summary Compensation Table) paid over five consecutive calendar years within the last ten years of service prior to the participant’s retirement or other date of termination. Vesting under the Salaried Pension Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of 5 years of service will receive an actuarially reduced benefit under the Salaried Pension Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Salaried Pension Plan. HDFS does not provide a non-contributory defined benefit pension plan to any of its employees, including Ms. Zarcone.

The Company has adopted the Pension Benefit Restoration Plan (the “Restoration Plan”) pursuant to which the Company will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Salaried Pension Plan. Calculated as of December 31, 2004, annualized final average earnings and years of credited service under the Salaried Pension Plan and the Restoration Plan were as follows: $3,607,185 and 32.5 years, respectively, for Mr. Bleustein; $820,895 and 12.3 years, respectively, for Mr. McCaslin; $897,900 and 29.3 years, respectively, for Mr. Ziemer, and $595,905 and 7.2 years, respectively, for Ms. Lione.

The Company has Supplemental Executive Retirement Plan Agreements (the “Supplemental Agreements”) with Messrs. Bleustein, McCaslin and Ziemer. There are two additional executives who are not executive officers who have Supplemental Agreements. At this time, the Company does not expect to enter into any additional Supplemental Agreements. Under the Supplemental Agreements for Messrs. Bleustein, McCaslin and Ziemer, a participant who retires at or after age 55 with 15 years of service is entitled to a yearly retirement benefit payment equal to, for retirement at age 55, 35% of the executive’s annualized final average earnings increasing in equal increments to 50% of annualized final average earnings for retirement on or after age 62, reduced by the amount of any pension payable by the Company under the Salaried Pension Plan, by the amount of benefits under the Restoration Plan and by any other defined benefit retirement programs of the Company.

Other Agreements Relating to Employment

The Company has entered into an employment agreement with Mr. Bleustein which provides that, upon termination of employment for reasons other than cause, the Company will pay Mr. Bleustein certain amounts, including his base compensation in effect on the date of such termination (which currently would approximate the amount of cash compensation set forth in the Summary Compensation Table) for a period not exceeding one year, and the Company will continue other benefits to which he was entitled prior to termination. HDFS has entered into an employment agreement with Ms. Zarcone which provides that, upon termination of employment for reasons other than cause, HDFS will pay Ms. Zarcone certain amounts, including her base compensation in effect on the date of such termination (which currently would approximate the amount of cash compensation set forth in the Summary Compensation Table) for a period not exceeding one year, and the Company will continue other benefits to which she was entitled prior to termination. Such employment agreements do not establish minimum base salary levels for Mr. Bleustein or Ms. Zarcone. Both employment agreements have been filed with the SEC.

The Company offers a standard form of Severance Benefits Agreement that has been executed by all of the Company’s executive officers, including Messrs. Bleustein, McCaslin and Ziemer and Ms. Lione. The Severance Benefits Agreement provides for up to one year’s salary and up to one year of certain employee benefits in the event of a termination of employment by the Company other than for cause. The form of Severance Benefits Agreement has been filed with the SEC.

The Company has entered into Transition Agreements with the Chief Executive Officer and each of the named executive officers and four additional executive officers that become effective upon a change of control of the Company as defined in the Transition Agreements. The Transition Agreements provide that, in the event of termination of such individual’s employment with the Company for any reason (other than death) within two years (three years in the case of Mr. Bleustein) after a change of control of the Company, such individual will receive a cash payment in an amount equal to the product of three multiplied by the sum of (i) the individual’s highest annual base salary during the five-year period preceding termination, (ii) the highest annual bonus paid during the five-year period preceding termination and (iii) the individual’s annual perquisite payment. Such individuals will also receive immediate vesting in any retirement, incentive, stock option and other deferred compensation plans. In addition, the covered individuals will receive three years of continued medical benefits and outplacement services. The contracts state that if any of the payments to the employees are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then the Company will pay the penalty imposed upon the employee plus a tax gross-up. The form of Transition Agreement has been filed with the SEC.

A “change of control” for purposes of the Transition Agreements includes the following events: (i) continuing directors no longer constitute at least two-thirds of the directors serving on the Board, (ii) any person or group becomes a beneficial owner of 20% or more of Common Stock, (iii) the Company’s shareholders approve a merger involving the Company, the sale of substantially all of the Company’s assets or the liquidation or dissolution of the Company, unless in the case of a merger continuing directors constitute at least two-thirds of the directors serving on the board of directors of the survivor of such merger, or (iv) at least two-thirds of the continuing directors in office immediately prior to a proposed action determine that the proposed action, if taken, would constitute a change of control of the Company and such action is taken. A continuing director is a director of the Company who was a director on a specified date (generally on or shortly prior to the date of the applicable transition agreement) or who was nominated or elected by two-thirds of the continuing directors (except in the case of an actual or threatened proxy or control contest).

Certain executives, including Messrs. Bleustein, McCaslin and Ziemer and Ms. Lione, are entitled to receive a lump sum payment equal to one year’s salary plus applicable taxes upon retirement at or after age 55. This benefit has been adopted by the Company in lieu of providing post-retirement life insurance.

Ms. Zarcone is not covered by the benefit described in the previous paragraph and she is not covered under the Salaried Pension Plan or the Restoration Plan. However, she has a life insurance benefit that was established before the Company completed the purchase of HDFS in December 1999. As part of the purchase, the Company assumed a Split Dollar Agreement (the “Insurance Agreement”) dated March 30, 1999 between Phillip Charles Zarcone as Trustee of the Donna Josephine Frett

Zarcone Irrevocable Trust (the “Trust”) and HDFS (f/k/a Eaglemark Financial Services, Inc.). The Trust owns the insurance policy that is the subject of the Insurance Agreement and the Company is obligated to make the premium payments. In light of subsequent tax law changes that significantly increased Ms. Zarcone’s income tax obligation, the Insurance Agreement was amended in December 2002. The Company remains obligated to make annual premium payments not to exceed $112,914 per year for 2005 and 2006, so long as Ms. Zarcone remains a full-time employee of HDFS. The Company does not have any right to recover these premium payments. The premium payments that the Company makes are reflected in Ms. Zarcone’s compensation in the Summary Compensation Table. The Insurance Agreement has been filed with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of Common Stock to file with the SEC reports regarding their ownership and changes in ownership of the Company’s securities. The Company believes that during fiscal 2004, its directors and executive officers complied with all Section 16(a) filing requirements, with the exceptions noted herein (to the Company’s knowledge, there are no holders of more than 10% of Common Stock). Forms 4 were inadvertently filed late for the following individuals: Messrs. Bleustein, Brostowitz, Dannehl, Flickinger, Hevey, Hutchinson, McCaslin, Sutton, Ziemer and Ms. Lione and Ms. Zarcone. All of these late filings related to annual grants of stock options on February 10, 2004. There were also two subsequent late filings for Messrs. Hutchinson and Dannehl related to discretionary 401(k) account transactions involving Common Stock. In making these statements, the Company has relied upon examination of the copies of Forms 3 and 4 (and amendments thereto) filed with the SEC, and the written representations of its directors and its executive officers.

HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Human Resources Committee is responsible for establishing, reviewing and revising the compensation policies for the Company’s executive officers. All members of the Human Resources Committee are independent in accordance with the requirements of NYSE rules.

This report is being included pursuant to SEC rules designed to enhance disclosure of public companies’ executive compensation policies. This report addresses the Company’s compensation policies for fiscal year 2004 and how such policies affected the Chief Executive Officer and the Company’s other executive officers.

General

Under the supervision of the Human Resources Committee, the Company has developed and implemented compensation policies, plans and programs that seek to attract and retain qualified and talented employees and enhance the profitability of the Company. In furtherance of these goals and in addition to benefit plans available to salaried employees generally, the Company’s executive compensation policies, plans and programs consist of base salary, annual incentive compensation, annual equity-based awards, annual perquisite payments (cash payments made in lieu of receiving other benefits from the Company such as a car, payment of dues for a club membership and payment for financial planning services), the Restoration Plan, the Supplemental Agreements for certain executives, a non-qualified deferred compensation plan and life insurance benefits.

In addition to utilizing the experience and knowledge of the Human Resources Committee and the Company’s Human Resources staff, the Human Resources Committee retains the services of an independent human resources consultant (the “Consultant”) in making its executive compensation decisions. Each year, the Company’s Human Resources staff selects several executive or other officer positions for benchmarking against comparable companies. The Consultant analyzes compensation summary data for the specified types of executive or officer positions at comparable companies and prepares a written analysis (collectively, the “Independent Compensation Analysis”).

On the advice of the Consultant, the Human Resources Committee uses compensation data from a broad group of companies across all industries, with a focus on manufacturing companies. Compensation data from several leading published compensation surveys are used to determine comparable or competitive compensation opportunity levels for executives. In 2004, these surveys provided compensation data from over 500 publicly-traded companies. The Consultant analyzed the relationship between company revenue and compensation to arrive at market compensation levels for a company of our size (approximately $5 billion in annual revenues) for review by the Human Resources Committee. The Independent Compensation Analysis includes base salary (including the percentage increase over the prior year), annual bonus percentage and stock grant information for the comparable companies by position. The Independent Compensation Analysis also recommends ranges for base salary, annual bonus and stock incentive compensation for the selected Company executive or officer positions.

The comparable companies used to benchmark executive compensation are not shown explicitly on the Performance Graph below; however, there is overlap with these companies and the

Standard & Poor’s 500 and the Standard & Poor’s Midcap 400 companies on the Performance Graph. The purpose of the Performance Graph is to compare the performance of Common Stock over a five-year period against a stock index or a fixed group of companies. In contrast, the Company generally utilizes compensation surveys with a focus on manufacturing companies, to compare its executive compensation policies against companies that have performance, revenue size and other characteristics similar to those of the Company during a limited period of time.

In general, it is the policy of the Human Resources Committee to fix executive base salary range midpoints at levels at or below the median amounts paid to executives with similar qualifications, experience and responsibilities at other comparable companies. Executives’ base salaries are determined by individual performance evaluations and potential future contributions to the Company. It is also the policy of the Human Resources Committee generally to establish incentive cash compensation opportunities and stock award grants at levels above the median amounts paid or granted to executives with similar qualifications, experience and responsibilities at other comparable companies. The Company intends to provide a total compensation opportunity for Company executives that is above average, but with a greater amount of the total compensation opportunity at risk and dependent upon continuously improving Company performance. In 2004, 67% of the annual compensation as reflected in the Summary Compensation Table for the Chief Executive Officer and the named executive officers was comprised of incentive compensation or at risk and 53% of the corresponding compensation for all of the executives was comprised of incentive compensation or at risk. In all cases, the Human Resources Committee considers the total potential compensation payable to the Chief Executive Officer and each of the named executive officers and other executives when establishing or adjusting any element of their compensation package.

In particular, the process for the review and approval of the Chief Executive Officer’s total compensation is set forth in the Charter of the Human Resources Committee. The Human Resources Committee reviews the total compensation of the Chief Executive Officer and makes a recommendation to the independent directors of the Board, who comprise the members of the Nominating Committee. In making this recommendation, the Human Resources Committee receives the input from all of the members of the Nominating Committee regarding the performance of the Chief Executive Officer. In addition, the Charter of the Nominating Committee was amended in 2004 to provide that the Nominating Committee must review and approve the CEO’s total compensation as recommended by the Human Resources Committee.

2004 Base Salary

Executive base salaries are reviewed annually. In February 2004, the Human Resources Committee, on the recommendation of the Consultant, discussed increasing Mr. Bleustein’s base salary to be competitive with the median salary levels of chief executive officers as stated in the Independent Compensation Analysis. This was based upon the Human Resources Committee’s subjective assessment of Mr. Bleustein’s past performance (including his leadership and his role in the financial performance of the Company) and its expectations for his future contribution in leading the Company. However, Mr. Bleustein’s base salary, at his request, was not increased.

Also in February 2004, the Human Resources Committee reviewed, with the Chief Executive Officer and the Vice President, Human Resources, and approved the annual salary plan for the executive officers. The annual salary plan was developed by the Company’s Human Resources staff under the direction of the Chief Executive Officer and is based primarily upon each executive’s individual performance evaluation for the prior year, the anticipated future contribution of each executive and the Independent Compensation Analysis. Base salaries in 2004 for the named executive officers are set forth in the Summary Compensation Table. Based on the Independent Compensation Analysis, the Human Resources Committee believes that the base salaries paid to the executives are generally at or below the median of base salaries paid to comparable executives of comparable companies.

2004 Incentive Cash Compensation

During 2004, the Company and its affiliates had four separate short term incentive plans in which executives participated, along with substantially all of the employees of the Company and its affiliates. Messrs. Bleustein and Ziemer participated in the Corporate STIP. Ms. Zarcone participated in the HDFS 2004 Short Term Incentive Compensation Plan (the “HDFS STIP”) and on a limited basis (at a 10% target) in the Motor Company 2004 Short Term Incentive Plan (“Motor Company STIP”) because of her oversight of a Motor Company business development project. The other named executive officers, Mr. McCaslin and Ms. Lione, participated in the Motor Company STIP.

In December 2003, the Human Resources Committee reviewed and approved the Motor Company STIP for 2004 and target awards for Motor Company executives in the Motor Company STIP; the HDFS STIP for 2004 and target awards for HDFS executives in the HDFS STIP; and the Buell Motorcycle Company Short Term Incentive Compensation Plan for 2004. Also in December 2003, the Human Resources Committee established the performance target and target awards under the Corporate STIP for 2004 for participating executives. Award payouts under the Motor Company STIP were based upon Motor Company financial targets related to earnings before interest and taxes and Motor Company objectively measured strategic targets related to product quality and customer satisfaction. The resulting performance payout for 2004 under the Motor Company STIP was 167% of target award based on the earnings growth rate of the Motor Company and meeting certain quality and customer satisfaction measures. The terms of the 2004 HDFS STIP limit the target award to a maximum of 250%. Award payouts under the HDFS STIP were based on the percentage increase in operating income and rate of return on equity. The resulting performance payout for 2004 under the HDFS STIP was 150% of target award. The target awards for the named executive officers ranged from 50% to 100% of their respective 2004 base salaries (the “Individual Target Award”). Mr. Bleustein’s Individual Target Award for 2004 was 100% of his base annual salary. The amount of the Chief Executive Officer’s and each named executive officer’s Individual Target Award is reviewed annually based upon the Independent Compensation Analysis, the executive’s individual performance evaluation for the prior year and the Human Resources Committee’s appraisal of the executive’s anticipated future contribution to the Company.

The Human Resources Committee selected earnings per share growth as the sole performance criterion for the 2004 Corporate STIP formula to better align interests of the Corporate STIP participants with shareholders’ interests. This mathematical formula would have provided a bonus of 175% of the individual target award based on diluted earnings per share of $3.00 in 2004. The terms of the Corporate STIP, as modified by the shareholders in April 2004, limit the total dollar payment to any one individual to $3 million per year. Under the terms of the Corporate STIP, the Human Resources Committee also has the discretion to reduce awards determined by the formula by up to

50%. Given these terms and limitations, the Human Resources Committee decided not to exercise its discretion and determined that Mr. Bleustein’s actual 2004 Corporate STIP award would be $1,531,310. Generally, the awards for the other executive officers were determined mathematically, subject to certain maximum limitations, under the respective plans applicable to each of them described above. All short term incentive plan awards paid or payable for 2004 by the Company with respect to the Chief Executive Officer and the named executive officers are set forth in the Summary Compensation Table.

In May 2002, the Human Resources Committee adopted a Deferred Long-Term Incentive Plan (the “Deferred Plan”) for Mr. Bleustein to recognize his past contributions to the Company and to give him an incentive for future performance. The Deferred Plan gave the Human Resources Committee the flexibility to award bonuses of up to an aggregate amount of $5 million to Mr. Bleustein during years 2002 through 2006. These bonuses were to be awarded based upon Mr. Bleustein’s performance relative to the goals established by the Human Resources Committee, which were to focus on the Company’s performance and his individual performance. Pursuant to the Deferred Plan, any bonuses awarded during years 2002 through 2006 are not payable until Mr. Bleustein retires from the Company. In December 2004, the Human Resources Committee awarded to Mr. Bleustein the remaining $2 million available under the Deferred Plan based upon his excellent performance in 2004 and his successful completion of his goals and objectives including certain financial objectives and executive succession planning. This award was approved by the Nominating Committee.

2004 Stock Option Grants

While the short term incentive plans provide Company executives with incentives to maximize Company performance on an annual basis, the Human Resources Committee believes that it is also important to provide incentives that more directly tie executives’ long term compensation to long term returns to the Company’s shareholders. This long term incentive compensation opportunity has been provided through the Company’s stock option plans. The Human Resources Committee reviews, with the Vice President, Human Resources and, except in the case of his own stock option grant, the Chief Executive Officer, and has approved individual stock option grants based on a formula calculation for each of the executives, including the named executive officers and approximately 450 other employees. The amount of each executive’s stock option grants is determined based upon the executive’s individual performance evaluation for the prior year, the executive’s base salary and an appraisal of the executive’s anticipated long term future contribution to the Company. The amount of the Chief Executive Officer’s stock option grant is subjectively determined by the Human Resources Committee based upon the same criteria as set forth in the preceding sentence with information provided in the Independent Compensation Analysis. The stock options granted to the named executive officers in 2004 are set forth in the Summary Compensation and Option Grants Tables.

2004 Incentive Stock Plan

On February 10, 2004 the Board adopted the 2004 Plan and the Company’s shareholders approved the 2004 Plan at the annual meeting of shareholders held on April 24, 2004. The 2004 Plan replaces the Company’s 1995 Stock Option Plan that was approved by the Company’s shareholders, and accomplishes two of the Company’s previously stated objectives, which are to reward employees for shareholder value creation and to align the interests of shareholders and employees. In addition, stock-based incentives provide a valuable tool to retain and attract key employees. The 2004 Plan is designed with maximum flexibility to grant stock options, stock appreciation rights, performance-based equity awards, restricted stock or other equity vehicles, while maintaining limits that attempt to ensure shareholder dilution levels that continue to remain at or below those of comparable companies. In February 2005, a combination of both stock options and restricted stock were awarded to approximately 480 key employees as part of their total compensation for 2005.

Other Compensation

The Human Resources Committee believes that the compensation paid or payable pursuant to the Company’s annual perquisite payments, Restoration Plan, applicable Supplemental Agreements, non-qualified deferred compensation plan, life insurance benefits and the benefit plans available to salaried employees generally is competitive with the benefit packages offered by comparable employers. From time to time, the Company obtains data to ensure that such benefit plans and programs remain competitive and reviews that data with the Human Resources Committee.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation paid to the Chief Executive Officer and each of the named executive officers in excess of $1 million in any year. Incentive compensation based on company performance, provided it is paid pursuant to a plan that has been approved by shareholders and meets certain other criteria, is not subject to Section 162(m). Compensation paid under the Company’s stock option plans and the Corporate STIP qualifies as incentive compensation under Section 162(m). It is the Human Resources Committee’s intention to utilize incentive compensation as a substantial component of the Company’s executive compensation program and to attempt to structure the payment of compensation so that the Company will not lose deductions under Section 162(m).

Conclusion

Over the last five calendar years, shareholders of the Company have enjoyed a total return of approximately 93%. During that same period of time the Standard & Poor’s 500 and MidCap 400 Indexes had total returns of -12% and 58%, respectively, as illustrated in the Performance Graph on the following page. The Human Resources Committee believes that the compensation policies and practices of the Company described in this report have supported this performance. In addition, the Human Resources Committee believes that these compensation policies and practices are in the best interests of the Company and consistent with the Company’s commitment to balance the interests of all of the Company’s stakeholders including its customers, suppliers, employees, shareholders, government and society.

2004 Human Resources Committee of the Board of Directors

Barry K. Allen

George H. Conrades, Chairperson

Sara L. Levinson

PERFORMANCE GRAPH

The SEC requires the Company to include in this Proxy Statement a line graph presentation comparing cumulative five year Common Stock returns with a broad-based stock index and either a nationally recognized industry index or an index of peer companies selected by the Company. The Company has chosen to use the Standard & Poor’s 500 Index as the broad-based index and the Standard & Poor’s MidCap 400 Index as a more specific comparison. The Standard & Poor’s MidCap 400 Index was chosen because the Company does not believe that any other published industry or line-of-business index adequately represents the current operations of the Company.

	1999 ($)	2000 ($)	2001 ($)	2002 ($)	2003 ($)	2004 ($)
Harley-Davidson, Inc.	100	124	170	145	150	193

Standard & Poor’s MidCap 400 Index	100	117	117	100	135	158

Standard & Poor’s 500 Index	100	91	80	62	79	88

*Assumes $100 invested on December 31, 1999

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating Committee has been empowered by the Board to continuously review corporate governance practices of the Company and to make recommendations to the Board. All members of the Nominating Committee are independent in accordance with the requirements of NYSE rules. As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board and the Board’s committees.

On February 10, 2004, the Nominating Committee reviewed and revised the Nominating Committee Charter to add several responsibilities. Most of the additions to the Nominating Committee’s Charter related to the Nominating Committee’s responsibilities with regard to succession planning and review of the Chief Executive Officer’s goals and objectives, performance and compensation. The revised Nominating Committee Charter provides that, among other things, it is the Nominating Committee’s responsibility to do the following with regard to oversight of the Chief Executive Officer:

•	establish goals and objectives with the Chief Executive Officer and evaluate at least annually the performance of the current Chief Executive Officer in light of these goals and objectives;
•	review and approve the Chief Executive Officer’s total compensation on an annual basis as recommended by the Human Resources Committee; and
•	review the Company’s management overall to develop a Chief Executive Officer succession plan for recommendation to the Board.

The Board determined that these changes were important to demonstrate to shareholders and other Company stakeholders that all of the independent directors of the Board review and approve the Chief Executive Officer’s performance and compensation, as recommended by the Human Resources Committee.

Additionally, the revisions to the Nominating Committee Charter clarified and enhanced the procedures for the submission of recommendations for director nominees by shareholders and others and provided additional criteria for the Nominating Committee to consider when selecting Board members (including incumbent directors and shareholder recommended candidates). The Nominating Committee again reviewed and revised the Nominating Committee Charter on April 24, 2004 to reflect that no Board member may serve on more than four public company boards (including the Board).

On April 24, 2004, the Nominating Committee reviewed and revised the Company’s Corporate Governance Policy to more specifically set forth the responsibilities of each of the Board’s committees. The Corporate Governance Policy has been in place since December 7, 1995.

The Conflict of Interest Process for Directors and Executive Officers was approved by the Nominating Committee at the December 11, 2002 meeting and was revised by the Nominating Committee on December 3, 2003. The revisions reflected the roles of the Human Resources and Nominating Committees in the process.

On January 20, 2003, the Board approved a revised Code of Conduct that applies to all employees of the Company as well as the directors. The Code of Conduct is a comprehensive document that is based on the Company’s corporate values: Tell the Truth, Be Fair, Keep Your

Promises, Respect the Individual and Encourage Intellectual Curiosity. The Code of Conduct updates the 1992 version and is intended to promote honest and ethical conduct and to provide guidance for the appropriate handling of various business situations. The Code of Conduct discusses the following issues: communications (e.g., e-mail, Internet, voicemail and media contact), compliance with laws, confidential information and intellectual property, conflict of interest, environmental responsibilities, fair dealing (e.g., accurate advertising, antitrust laws, gifts and selecting suppliers), fair employment, fraud and misrepresentation, government, insider trading, privacy, work environment and reporting procedures. The Code of Conduct provides that employees and directors have a responsibility to report possible violations of the Code of Conduct by calling a toll-free number set forth in the Code of Conduct. The General Counsel of the Company regularly reports to the Nominating Committee on matters related to the Code of Conduct. The Code of Conduct has been published in English, Spanish, French, German, Italian, Japanese and Portuguese and has been distributed to all current employees. The Company has developed a special training module for all new employees on the Code of Conduct. In addition, the Company provides periodic communication and training to existing employees in order to maintain awareness of the importance of the Company’s Code of Conduct.

The Code of Conduct, the Conflict of Interest Process for Directors and Executive Officers, the Corporate Governance Policy and each of the three committee Charters are on the Corporate Governance page of the Company’s website. In addition, the Corporate Governance page of the Company’s website contains information about how the Company’s stakeholders can contact directors if they have questions or issues of concern for the Board.

2004 Nominating and Corporate Governance Committee of the Board of Directors

Barry K. Allen, Chairperson

Richard I. Beattie

George H. Conrades

Judson C. Green (elected December 9, 2004)

Sara L. Levinson

George L. Miles, Jr.

James A. Norling

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews the Company’s financial reporting process, the audit process and the process for monitoring compliance with laws and regulations. All of the Audit Committee members are independent in accordance with the audit committee requirements of NYSE rules.

The Board approved and adopted a Financial Code in December 2002. The Financial Code has been signed by the Company’s Chief Executive Officer, Chief Financial Officer and certain other employees in the finance and accounting department. In 2004, the Financial Code was amended to broaden the category of individuals who are accountable under the Financial Code to include certain employees who work in areas that support the financial reporting processes as well as the corporate internal audit function. Members of the Company’s Disclosure Review Committee have also signed the Financial Code. In addition, training was provided to the Company’s finance and accounting department employees on the Financial Code during 2004.

In 2004, the Company expanded its corporate internal audit function. The head of the internal audit function continues to report directly to the Audit Committee and the Company’s Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is ultimately accountable to the Board and the Audit Committee and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function.

On December 9, 2004, Mr. Judson C. Green was elected to serve as a member of the Audit Committee and on February 15, 2005, based upon Mr. Green’s business experience and knowledge of financial matters, the Board determined that Mr. Green is an audit committee financial expert within the meaning of the SEC rules. He joins Mr. Miles, who the Board previously determined was an audit committee financial expert within the meaning of SEC rules.

The Audit Committee has reviewed and discussed with management its assessment of the effectiveness of the Company’s internal control system over financial reporting as of December 31, 2004. Management has concluded that the internal control system was effective. This assessment was also audited by Ernst & Young LLP, the Company’s independent registered public accounting firm for the 2004 fiscal year. The audited financial statements of the Company for the 2004 fiscal year were also reviewed and discussed with management as well as with representatives of Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, other professional standards and regulatory requirements currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, as currently in effect, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements for the 2004 fiscal year be included in the Company’s Annual Report on Form 10-K for the 2004 fiscal year for filing with the SEC.

2004 Audit Committee of the Board of Directors

Richard I. Beattie

Judson C. Green (elected December 9, 2004)

George L. Miles, Jr.

James A. Norling, Chairperson

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the 2006 annual meeting of shareholders and desires to have the Company include that proposal in the Company’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), then the shareholder must ensure that the Company receives the proposal no later than November 21, 2005.

A shareholder who otherwise intends to present business at the 2006 annual meeting of shareholders must comply with the requirements set forth in the Articles of Incorporation. The Articles of Incorporation state, among other things, that to bring business before an annual meeting, a shareholder must give written notice that complies with the Articles of Incorporation to the Secretary of the Company not less than 60 days in advance of the date in the current fiscal year of the Company corresponding to the date the Company released its proxy statement to shareholders in connection with the annual meeting for the immediately preceding year. Thus, since the Company anticipates mailing this Proxy Statement on March 21, 2005, the Company must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 by January 20, 2006.

If the notice is received after January 20, 2006, then the notice will be considered untimely and the Company is not required to present such proposal at the 2006 annual meeting of shareholders. If the Board chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2006 annual meeting of shareholders, then the persons named in the proxies solicited by the Board for the 2006 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the Company to mail a single set of proxy materials to any household in which two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. The Company did not household materials for the Annual Meeting. If the Company households materials for future meetings, then only one copy of the Company’s annual report and proxy statement will be sent to multiple shareholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those shareholders. In addition, the Company has been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, then you may contact the Company’s Investor Relations Department (a) by mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) by telephone at 877-HDSTOCK (toll-free) or (c) by e-mail at investor.relations@harley-davidson.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of the Company’s annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors,

Harley-Davidson, Inc.

Gail A. Lione

Secretary

Milwaukee, Wisconsin

March 21, 2005

EXHIBIT A

HARLEY-DAVIDSON, INC.

EMPLOYEE SHORT TERM INCENTIVE PLAN

ARTICLE I

PURPOSE

Harley-Davidson, Inc. intends to continue to provide a total compensation opportunity for substantially all of its employees and the employees of its participating Affiliates that includes incentive compensation dependent upon continuously improving performance. The purpose of the Harley-Davidson, Inc. Employee Short Term Incentive Plan is to provide a consistent framework to offer such employees an increased financial incentive to contribute to the future success and prosperity of Harley-Davidson, Inc.

ARTICLE II

DEFINITIONS

The following capitalized terms used in the Harley-Davidson, Inc. Employee Short Term Incentive Plan shall have the respective meanings set forth in this Article:

Section 2.1.    Affiliate:  Has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act or any successor rule or regulation thereto.

Section 2.2.    Award:  An opportunity granted to a Participant to receive a Performance Award under the Plan, subject to the conditions described in the Plan and that the Committee otherwise imposes.

Section 2.3.    Board:  The Board of Directors of Harley-Davidson, Inc.

Section 2.4.    Category Percentage:  When two or more of the Performance Categories are selected for a Participant or a group of Participants for any Plan Year, the relative percentage weighting given to each selected Performance Category, if any.

Section 2.5.    Change of Control Event:  Any event the occurrence of which constitutes a Change of Control as defined in the Harley-Davidson, Inc. 2004 Incentive Stock Plan, as amended.

Section 2.6.    Code:  The Internal Revenue Code of 1986, as amended.

Section 2.7.    Committee:  The Human Resources Committee of the Board (including any successor committee thereto); provided, however, that if any member or members of the Human Resources Committee of the Board would cause the Human Resources Committee of the Board not to satisfy the administration requirement of Code section 162(m)(4)(C) or the disinterested administration requirement of Rule 16b-3 under the Exchange Act, the Committee shall be comprised of the Human Resources Committee of the Board without such member or members.

Section 2.8.    Common Stock:  The Common Stock of Harley-Davidson, Inc.

Section 2.9.    Company:  Harley-Davidson, Inc. and, unless the context otherwise requires, its Affiliates.

Section 2.10.    Compensation:  With respect to a Participant for a Plan Year, means:

a.	For exempt employees, regular base pay and any workers compensation payments for the Plan Year to the extent provided by the Committee, and

b.	For non-exempt employees, regular base pay or hourly wages, including shift premiums and overtime, vacation and holiday pay and any workers compensation payments for the Plan Year to the extent provided by the Committee, but, for purposes of clause (a) and (b), excluding any additional or miscellaneous forms of compensation, such as payments under this Plan, relocation expenses, deferred compensation payments, stock-based income or compensation and tuition reimbursement. However, the Committee may, at the time it grants an Award, provide that Compensation for a Participant will include or exclude any types of compensation.

Section 2.11.    Disability:  Disability within the meaning of section 22(e)(3) of the Code, as determined by the Committee.

Section 2.12.    Eligible Employee:  All regular salaried and hourly full- and part-time employees of the Company or of those Affiliates that the Committee designates, except that salaried U.S. employees who participate in the Sales Incentive Program and executives who participate in the Harley-Davidson, Inc. Corporate Short Term Incentive Plan for any Plan Year may not be Eligible Employees under the Plan for the same Plan Year and except that in designating an Affiliate the Committee may exclude any employees of such Affiliate from participation.

Section 2.13.    Exchange Act:  The Securities Exchange Act of 1934, as amended.

Section 2.14.    Excluded Items:  Any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, and any unusual, nonrecurring, transition, one-time or similar items or charges.

Section 2.15.    Fair Market Value:  “Fair Market Value” as defined in the Harley-Davidson, Inc. 2004 Incentive Stock Plan, as amended, as of the trading date immediately preceding the date on which the Performance Award being paid in Common Stock, in whole or in part, is paid to the Participant.

Section 2.16.    Participant:  With respect to a Plan Year, an Eligible Employee selected by the Committee to receive an Award for such Plan Year.

Section 2.17.    Performance Award: With respect to a Participant for a Plan Year, an amount equal to the Target Award multiplied by the Total Performance Percentage, subject to reduction pursuant to section 5.5 hereof and the limit of section 5.6 hereof.

Section 2.18.    Performance Categories: The following categories (in all cases before Excluded Items), including in each case any measure based on such category:

a.	Net sales for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

b.	Cost of goods sold for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

c.	Gross profit for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

d.	Selling, administrative and engineering expenses for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

e.	Income from operations for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

f.	Income before interest and the provision for income taxes for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

g.	Income before provision for income taxes for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

h.	Net income for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

i.	Basic earnings per common share for the Plan Year for the Company on a consolidated basis.

j.	Diluted earnings per common share for the Plan Year for the Company on a consolidated basis.

k.	Average accounts receivable during the Plan Year, calculated by taking the average of accounts receivable at the end of each fiscal month during the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

l.	Average inventories during the Plan Year, calculated by taking the average of inventories at the end of each fiscal month during the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

m.	Return on average equity for the Plan Year, with average equity calculated by taking the average of equity at the end of each fiscal month during the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

n.	Return on year-end equity for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

o.	Return on average assets for the Plan Year, with average assets calculated by taking the average of assets at the end of each fiscal month during the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

p.	Return on capital for the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

q.	Total shareholder return for the Plan Year.

r.	Economic value added, or other measure of profitability that considers the cost of capital employed, for the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

s.	Net cash provided by operating activities for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

t.	Net cash provided by operating activities less net cash used in investing activities for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

u.	Net increase (decrease) in cash and cash equivalents for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

v.	Customer satisfaction for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

w.	Market share for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

x.	Product quality for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

In addition, with respect to Awards that are not intended to comply with Code section 162(m), or with respect to Performance Categories described in section 5.5, the Committee may designate other categories, including categories involving individual performance and subjective targets, not listed above.

Section 2.19.    Performance Limit:  A percentage relating to a Performance Category established under section 5.2 hereof that equals or exceeds one hundred percent (100%). The Committee may determine that a Performance Category will not have a Performance Limit.

Section 2.20.    Performance Percentage:  The percentage that is equal to or greater than zero percent (0%), and no greater than the Performance Limit (if any), derived from the Performance Scale for the applicable Performance Category for a Plan Year.

Section 2.21.    Performance Scale:  A performance scale from which a Performance Percentage may be calculated for any given level of actual performance within that Performance Category during the Plan Year. The Performance Scale may be a linear function, a step function or a combination.

Section 2.22.    Plan:  The Harley-Davidson, Inc. Employee Short Term Incentive Plan.

Section 2.23.    Plan Year:  The Company’s full fiscal year (or, in the discretion of the Committee, a period consisting of one or more full fiscal months of the Company representing less than a full fiscal year that ends on the last day of a fiscal year).

Section 2.24.    Retirement:  Termination from employment from the Company and its Affiliates, for reasons other than death, Disability, Cause (determined as described below) or accepting other full-time employment (a) on or after age sixty-two (62), (b) on or after age fifty-five (55) if the Participant has completed five years of service with the Company and its Affiliates or (c) with the consent of the Committee under other circumstances. “Cause” shall be determined by the Company in its discretion. Each Participant who is considered by the Company to have been terminated for Cause shall have the right to appeal such decision to the Committee if the Participant does so in writing within sixty (60) days after receiving notice of termination for Cause from the Company. If the Participant fails to appeal such decision within sixty (60) days, the Company’s determination shall be final and binding. If the Participant timely files a written appeal with the Committee, the Committee’s decisions shall be final and binding. For purposes hereof, a Participant’s years of service with the Company and its Affiliates shall be determined in the same manner as is specified in the Retirement Annuity Plan for Salaried Employees of Harley-Davidson (as it may be amended), whether or not the Participant is covered under such plan.

Section 2.25.    Target Award:  With respect to a Participant in any Plan Year, the amount of such Participant’s Compensation in such Plan Year multiplied by the Target Percentage for such Plan Year.

Section 2.26.    Target Percentage:  A percentage with respect to a Participant for a Plan Year.

Section 2.27.    Total Performance Percentage:  With respect to a Participant for a Plan Year, the sum of the Performance Percentage multiplied by the Category Percentage for each Performance Category described in section 5.2 hereof applicable to such Participant for such Plan Year. If there is only one Performance Category for a Plan Year for a Participant under section 5.2 hereof, then the Performance Percentage is also the Total Performance Percentage.

ARTICLE III

ADMINISTRATION

Section 3.1.    Administrative Authority:  The Committee shall administer the Plan. In addition to the authority specifically described in the Plan, the Committee shall have full discretionary authority to interpret the Plan, to establish and amend rules and regulations for its administration and to perform all other acts relating to the Plan, including the delegation of administrative responsibilities, which it believes reasonable and proper. The actions and determinations of the Committee on all matters relating to the Plan shall be final and conclusive.

Section 3.2.    Delegation of Authority:  The Committee may delegate to one or more officers of the Company any or all of the authority and responsibility of the Committee, except with respect to Awards that are intended to comply with section 162(m) of the Code. If the Committee has made such a delegation, then all references to the Committee in this Plan include such officer(s) to the extent of such delegation.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

All Eligible Employees shall be eligible to participate in the Plan. The Committee shall select in writing, in its sole discretion, the Eligible Employees who shall participate in the Plan for a Plan Year prior to the commencement of the Plan Year (or such later time as may be determined by the Committee, provided that for Awards intended to be subject to Code section 162(m), the Award must be granted no later than is permitted under Code section 162(m)). Without limitation, the Committee may (a) select an Eligible Employee as a Participant at any time during the course of a Plan Year and (b) take action as a result of which there is an additional Award in respect of an Eligible Employee who, as to a Plan Year that is in progress, is already a Participant and as to whom an Award is already in effect where the additional Award relates to the same Plan Year or a Plan Year ending on the same date. Members of the Board who are not employees of the Company shall not be eligible to participate in the Plan.

ARTICLE V

PERFORMANCE AWARDS

Section 5.1.    Target Award:  Prior to the commencement of each Plan Year (or such later time as may be permitted under Code section 162(m), if applicable), the Committee shall fix in writing the Target Award for each Participant for such Plan Year.

Section 5.2.    Performance Categories:  Prior to the commencement of each Plan Year (or such later time as may be permitted under Code section 162(m), if applicable), the Committee shall select in writing one or more Performance Categories for each Award for each Participant or group of Participants for such Plan Year. If more than one Performance Category is chosen for any Participant or group of Participants, then the Committee shall assign a Category Percentage to one or more of the Performance Category(ies) selected for such Participant or group of Participants; provided that the total of the Category Percentages selected under this section 5.2 for each Award must equal 100% for such Participant or group of Participants. Performance Categories and/or Category Percentages need not be the same for all Participants for any Plan Year.

Section 5.3.    Performance Scale:  Prior to the commencement of each Plan Year (or such later time as may be permitted under Code section 162(m), if applicable), the Committee shall approve in writing a Performance Scale (and if so determined by the Committee, a Performance Limit) for each Performance Category selected under section 5.2 hereof for an Award for such Plan Year.

Section 5.4.    Payment of Performance Awards:  As soon as practicable following the end of each Plan Year, the Committee shall certify the actual performance within each Performance Category established under section 5.2 for such year and shall determine whether any reductions shall apply pursuant to section 5.5. The amount of Performance Awards for a Plan Year shall be calculated by the Company following such certification and shall be paid to Participants for such Plan Year as soon as reasonably practicable following the end of such Plan Year, but no later than two and one-half (2½) months following the end of such Plan Year, except that, in the case of Participants who are employed by Harley-Davidson Motor Company and are represented by a union in Wisconsin, Performance Awards will be calculated and paid in a manner determined by the Committee. Notwithstanding the foregoing, the Company will have no obligation to make payments under the Plan for a Plan Year if such payments will result in the Company reflecting a net loss rather than net income. Payments of Performance Awards shall be made, in the sole discretion of the Committee, in cash, Common Stock pursuant to the Harley-Davidson, Inc. 2004 Incentive Stock Plan, as may be amended, or a combination of cash and Common Stock. If a Performance Award is paid in Common Stock, the Common Stock shall be valued at Fair Market Value. To the extent paid in Common Stock, except as the Committee may otherwise provide, Performance Awards may not be deferred by a Participant under the terms of any deferred compensation or other plan of the Company. A Participant whose employment with the Company terminates prior to the end of a Plan Year shall not be entitled to receive any Performance Award hereunder for such Plan Year. Notwithstanding the foregoing sentence:

a.	If a Participant terminates employment due to Retirement, or as a result of death, or if a Participant experiences a Disability, the Participant will be entitled to receive a payment (at the same time and in the same manner as payments are made to other Participants as described above) calculated in a manner determined by the Committee; and

b.

Prior to, and for a period of ninety (90) days following, a Change of Control Event during a Plan Year, the Committee may, in its sole discretion and in lieu of any other payments under the Plan for such Plan Year, provide for the payment to all Participants of either (i) the Participant’s Performance Award for such Plan Year based on annualizing the actual performance for each Performance Category and the Participant’s Compensation through the end of the Company’s most recently completed fiscal month prior to such Change of Control Event or (ii) the Participant’s Target Award for such Plan Year based on annualizing the Participant’s Compensation through the end of the Company’s most recently completed fiscal month prior to such Change of Control Event, except that, in each instance, in the case of Participants who are employed by Harley-Davidson Motor Company and are represented by a union in Wisconsin, the amount paid will be calculated and paid in a manner determined by the Committee.

Amounts payable under this section 5.4(b) shall be paid upon the occurrence of the Change of Control Event or immediately following the Committee’s decision to make such payment, whichever is later.

Section	5.5. Reduction of Performance Award:

a.	The Committee may determine at the time an Award is made that the Performance Award will be reduced or eliminated depending on the performance under one or more Performance Categories.

b.	In addition, the Committee may, in its sole discretion, at any time prior to payment, reduce the amount of any Performance Award by up to fifty percent (50%). Such reductions need not be uniform among Participants. The Committee may, but shall not be required to, give one or more reasons for any such reduction. The Committee shall not have the discretionary authority to increase the amount of any Performance Award above the amount determined in accordance with the terms of the Plan and the Award. This section 5.5(b) shall not apply following a Change of Control Event.

Section 5.6.    Maximum Performance Award: Notwithstanding anything in the Plan to the contrary, no Participant shall be entitled to receive more than three million dollars (before any withholding pursuant to section 6.2 hereof and whether paid in cash, Common Stock or a combination) in the aggregate under Awards in respect of one Plan Year or in respect of more than one Plan Year where the Plan Years end on the same date.

ARTICLE VI

MISCELLANEOUS

Section 6.1.    Nonassignability:  Awards (including any payments due thereunder) shall not be assigned, pledged or transferred, other than by the laws of descent and distribution, and shall not be subject to levy, attachment, execution or other similar process. If a Participant attempts to assign, pledge or transfer any right to an Award or in the event of any levy, attachment, execution or similar process upon the rights or interests conferred by the Plan, the Committee may terminate the participation of the Participant in the Plan effective as of the date of such notice and the Participant shall have no further rights hereunder.

Section 6.2.    Withholding Taxes:  The Company shall withhold from the payment of each Performance Award the amount that the Company deems necessary to satisfy its obligation to withhold Federal, state and local income or other taxes incurred by reason of the payment of the Performance Award.

Section 6.3.    Amendment or Termination of the Plan.  The Committee may from time to time or at any time amend, suspend or terminate the Plan.

Section 6.4.    Other Compensation:  Nothing contained in this Plan shall be deemed in any way to restrict or limit the Company from making any award or payment to a Participant under any other plan, policy, program, understanding or arrangement, whether now existing or hereinafter in effect.

Section 6.5.    Payments to Other Persons:  If payment of a Performance Award, in whole or in part, is legally required to be made to any person other than the applicable Participant, any such payment will be a complete discharge of the liability of the Company to such Participant for such amount.

Section 6.6.    Unfunded Plan:  The Company shall have no obligation to purchase assets, place assets in trust or otherwise take any action to fund, secure or segregate any amounts to be paid under the Plan.

Section 6.7.    Indemnification:  In addition to any other rights of indemnification they may have as members of the Board or the Committee or as officers of the Company, the members of the Board and the Committee and any officers to whom authority is delegated under the Plan shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgement in any such action, suit or proceeding, except a judgement based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding, the Board or Committee member or officer shall give the Company notice thereof in writing and an opportunity, at the Company’s expense, to handle and defend such action, suit or proceeding before such Board or Committee member or officer undertakes to handle and defend such action, suit or proceeding on his or her own behalf.

Section 6.8.    No Employment Rights:  Nothing in this Plan shall confer upon any Eligible Employee or Participant any right to continued employment with the Company or any participating Affiliate.

Section 6.9.    Plan Expenses:  Any expenses of administering the Plan shall be borne by the Company.

Section 6.10.    In Writing:  For purposes of this Plan, actions taken by the Committee “in writing” shall include, without limitation, actions recorded in the minutes of any meeting of the Committee and any unanimous consent action of the Committee in lieu of a meeting thereof.

Section 6.11.    Section Headings:  The section headings contained herein are for convenience only, and in the event of any conflict between the text of the Plan and the section headings, the text of the Plan shall control.

Section 6.12.    Applicable Law:  The Plan shall be governed by the internal laws of the State of Wisconsin without regard to the conflict of law principles thereof.

Section 6.13.    Effective Date:  The Plan is effective for the Plan Year beginning January 1, 2006, if approved by the requisite vote of the Company’s shareholders under Code section 162(m) at the first meeting of the Company’s shareholders held after December 31, 2004.

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DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

For Withhold

01—George H. Conrades

02—Sara L. Levinson

03—George L. Miles, Jr.

B Approval of the Harley-Davidson, Inc. Employee Short Term Incentive Plan

The Board of Directors recommends a vote FOR the following proposal.

For Against Abstain

2. Approval of the Harley-Davidson, Inc. Employee

Short Term Incentive Plan.

C Ratification of Selection of Independent Registered Public Accounting Firm

The Board of Directors recommends a vote FOR the following proposal.

For Against Abstain

3. Ratification of selection of Ernst & Young LLP,

independent registered public accounting firm, to be

the auditors.

Consent for Future Delivery of Proxy Material Online

Until contrary notice to the Corporation, I consent to access all future notices I Consent of annual meetings, proxy statements and annual reports issued by the

Corporation over the Internet. SEE REVERSE FOR DETAILS.

Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this Proxy Card. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1—Please keep signature within the box

Signature 2—Please keep signature within the box

Date (mm/dd/yyyy)

1 U P X H H H P P P P 0050361

Proxy—Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 30, 2005 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints Jeffrey L. Bleustein and James L. Ziemer and each of them as proxies as indicated at Section E on the reverse of this proxy card, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. (the “Company”) held of record by the undersigned person or entity set forth at Section E on the reverse of this proxy card on March 9, 2005 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 30, 2005 and at any adjournment or postponement thereof (the “Meeting”).

Without limiting the generality of this Proxy Card, Messrs. Bleustein and Ziemer are each authorized to vote: (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and (b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (i) the nominees as directors (Proposal 1); (ii) the Harley-Davidson, Inc. Employee Short Term Incentive Plan (Proposal 2); and (iii) the ratification of the selection of Ernst & Young LLP,—independent registered public accounting firm, as auditors (Proposal 3.).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENVELOPE PROVIDED OR VOTE USING THE TELEPHONE OR VIA THE INTERNET.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

The Company provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, on the Internet. If you give your consent to access these documents on the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents on the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the appropriate box located on the reverse of this Proxy Card.

Voting Instructions

You can vote by mail, or by telephone OR Internet (available 24 hours a day 7 days a week!*)

If voting by proxy, you may vote by mail, telephone or Internet as described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card. To vote, read the accompanying Proxy Statement, then follow these easy steps:

To vote by Mail

To vote using the Telephone

(within U.S. and Canada)

To vote using the Internet

Mark, sign and date the proxy card.

Return the proxy card in the postage-paid envelope provided.

Call toll free 1-866-668-0871 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the simple instructions provided by the recorded message.

Go to the following web site:

WWW.COMPUTERSHARE.COM/US/PROXY

Enter the information requested on your computer screen and follow the simple instructions.

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* If you vote by telephone or the Internet, please DO NOT mail back this Proxy Card.

Proxies submitted using the telephone or the Internet must be received by 1:00 a.m., Central Time, on April 30, 2005. THANK YOU FOR VOTING

ACCESS TO ANNUAL REPORT AND PROXY STATEMENT

AND VOTING INSTRUCTIONS

FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

OF HARLEY-DAVIDSON, INC. TO BE HELD APRIL 30, 2005

Dear Shareholder:

You have previously consented to access future notices of annual meetings, proxy statements and annual reports issued by Harley-Davidson over the Internet. We are pleased to advise you that the 2005 Notice of Annual Meeting and Proxy Statement (“Proxy Statement”) and 2004 Annual Report (“Annual Report”) are now available and that you can now vote your shares of Harley-Davidson, Inc. Common Stock (the “Shares”) for the 2005 Annual Meeting of Shareholders online. We are enclosing your Proxy Card to help you vote your Shares.

To view the Proxy Statement and Annual Report, please visit: www.harley-davidson.com. Choose the “United States” link.

•	To access the Annual Report - You will see several headings at the top of the Harley-Davidson USA web page. Please click on the “Company” heading. The Annual Report can be accessed from the “Company” page by clicking on the 2004 Annual Report link found on the middle of the page.

•	To access the Proxy Statement - Please click the “Company” heading found near the top of the Harley-Davidson USA web page. On the left side of the “Company” page, you will find several headings. Choose the “Investor Relations” tab. Under the subheading “Financials,” click on “SEC Filings” and view the Proxy Statement by clicking on the HTML or PDF view for the “Definitive Proxy Statement” that was filed in March 2005.

There are three ways to vote your Shares:

1.	To vote your Shares over the Internet, please visit: www.computershare.com/us/proxy and then follow the voting instructions. You will need your holder account number and proxy access number provided on the reverse side of the enclosed Proxy Card.

2.	You may vote by telephone using the number (866) 668-0871 (within the United States or Canada). You will need your holder account number and proxy access number provided on the reverse side of the enclosed Proxy Card.

3.	You may also choose to mail your enclosed Proxy Card in the postage paid envelope (also enclosed).

You only need to vote using one voting method (via mail, telephone, Internet or in person at the Annual Meeting).

In connection with viewing the Proxy Statement and Annual Report online, you may incur certain Internet charges, such as fees from your Internet service provider or telephone company. Although you gave your consent, you maintain the right to request paper copies of these documents at any time by contacting the Company’s Investor Relations Department by: (a) mail at Harley-Davidson, Inc. Attention: Investor Relations, 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com.